Exhibit 4.(b).4

Free translation

Separation and Other Covenants Agreement

entered into between

on one side,

Companhia Brasileira de Distribuição

and, on the other side,

Sendas Distribuidora S.A.

December 14, 2020

i

Annexes

Annex 2.1(i)	List of Transferred Real Estates

Annex 2.2(ii)	List of Gas Stations

Annex 3.1.8(i)	CBD’s Real Estates

Annex 3.1.8(ii)	Licenses of CBD’s Real Estates

Annex 3.1.9	Agreements to be assigned, amended, shared and/or reproduced on behalf of Sendas

Annex 3.1.12	CBD’s or Subsidiaries’ Proxies to Sendas

Annex 3.2.10	Sendas’ or Subsidiaries’ Proxies to CBD

Annex 5.2.1	Shared Agreements

Annex 5.3.2.1	Guarantee Fee Flowchart

Annex 5.4	Existing Insurance

Annex 5.5.2(i)	Incentive Plan Assumptions

Annex 5.5.2(iii)	Employees’ Transfer Agreement

Annex 5.6.1	Real Estates subject to sublease or assignment of the contractual position

Annex 5.6.1.1	Certain real estates subleased by CBD to Sendas

Annex 5.6.2	Combo Stores

Annex 5.6.3	Gallery Management Service Agreement

Annex 5.6.4.1	Real Estate Regularizations

Annex 5.8	Shared Active Claims

Annex 5.9.11	Court Deposits

Annex 5.12	Bellamar’s Shareholders’ Agreement

Annex 5.13	Proxies maintained

Annex 7.3.4	Personal Data Processing Agreement

ii

The present Separation and Other Covenants Agreement, dated December 14, 2020 (“Agreement”), is entered into between:

(1) Companhia Brasileira de Distribuição, publicly-held company established in the Federative Republic of Brazil, headquartered in the Municipality of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antônio, 3142, Jardim Paulista, enrolled with CNPJ/ME under nº 47.508.411/0001-56, represented herein by its legal representatives (“CBD”); and

(2) Sendas Distribuidora S.A., company established in the Federative Republic of Brazil, headquartered in the Municipality of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna, 0600, Jacarepaguá, enrolled with CNPJ/ME under nº 06.057.223/0001-71, represented herein by its legal representatives (“Sendas”).

CBD and Sendas hereinafter referred to as, collectively, the “Parties” and, individually and indistinctly, the “Party”.

WHEREAS:

(A) CBD is a publicly-held company, mainly engaged in the traditional retail market, including the multi retail market (as defined below) with shares traded in B3 S.A. – Brasil, Bolsa, Balcão (“B3”) and American Depositary Receipts (“ADRs”), representing the CBD’s shares, admitted for trading in the New York Stock Exchange (“NYSE”);

(B) Sendas is a company mainly engaged in the wholesale and retail markets (cash and carry), which capital, as of the date hereof, amounts to four billion, seven hundred and forty-nine million, two thousand, two hundred and four reais and ninety-three cents (R$4,749,002,204.93), divided into two hundred and sixty-eight million, three hundred and fifty-one thousand, five hundred and sixty-seven (268,351,567) registered common shares, with no par value, which total shares is held, as of the date hereof, by CBD;

(C) On May 1, 2016 (“Multi Retail Business Spin-off Date”), CBD merged certain Sendas’ assets and liabilities for purposes of allocation to the operations and activities of the Multi Retail Market conducted by CBD (“Multi Retail Business Separation”);

(D) CBD and Sendas intend to implement certain corporate and commercial transactions so that Sendas shall no longer be a company Controlled by CBD and the Parties shall be able to operate on a fully independent basis (“Business Separation”);

(E) In the context of the Business Separation, the Parties shall implement the corporate reorganization (“Corporate Reorganization”), which shall comprise (i) the transfer of shares issued by Bellamar Empreendimentos e Participações S.A., company enrolled with CNPJ/ME under nº 06.950.710/0001-69 (“Bellamar”), and certain real estates owned by CBD to Sendas, as well as cash contribution and capitalization of credits owned by CBD in Sendas, (ii) the transfer to CBD of the shares issued by Almacenes Éxito S.A., publicly-held company established and existing under the Laws of Republic of Colombia, headquartered at Carrera 48 nº 32B Sur – 139, Envigado, Antioquia, Colombia (“Éxito”), and held by Sendas, in conjunction with the assets relating to the gas stations, as identified below, owned by Sendas; and (iii) the CBD Partial Spin-off (as defined below) whereby the shares issued by Sendas shall be merged into Sendas itself and delivered directly to the CBD’s shareholders;

(F) On November 19, 2020, CBD obtained from the respective creditors all previous authorizations deemed necessary, related to the CBD’s and Sendas’ debts, including the debts entered into in the capital market, according to the material facts disclosed by the Parties on that date, in connection with the Business Separation;

(G) Upon implementation of the Corporate Reorganization, the Sendas’ shares shall be traded in B3 and the ADRs, representing the Sendas’ shares, shall be admitted for trading in NYSE; and

(H) The Parties intend to define the terms and conditions that shall govern the relationship between the Parties before, during and after the Business Separation;

RESOLVED the Parties to enter into this Agreement, which shall be governed by the terms and conditions jointly agreed below.

1. Definitions and Interpretation

1.1. Definitions. The terms, in capital letters, used in this Agreement shall have the meanings attributed to them in this Clause 1.1:

Bellamar’s Shares	has the meaning set forth in Clause 2.1(ii) hereof.

Éxito’s Shares	has the meaning set forth in Clause 2.2(i) hereof.

FIC’s Shares	has the meaning set forth in Clause 3.1.7.3 hereof.

Sendas’ Shares	has the meaning set forth in Clause 2.1(iv) hereof.

Bellamar’s Shareholders’ Agreements	has the meaning set forth in Clause 5.12 hereof.

FIC’s Shareholders’ Agreement	has the meaning set forth in Clause 3.1.7.3 hereof.

Association Agreement	has the meaning set forth in Clause 3.1.7.3 hereof.

ADRS	has the meaning set forth in Whereas Clause (A) hereof.

Affiliate	means, in relation to any Person, however the case may be, (a) the companies that Control the Person directly or indirectly; (b) the companies Controlled, directly or indirectly, by the Person; (c) the companies Controlled, directly or indirectly, by any company that Controls the Person; or (d) any other company under common Control, directly or indirectly, of the Person. For the purposes of this Agreement, CBD shall not be deemed a Sendas’ Affiliate and Sendas shall not be deemed a CBD’s Affiliate.

Governmental Agent	means any person holding, although temporarily or without compensation, after election, appointment, designation, contracting or any other means to grant mandate, position, title or pubic employment in any Governmental Authority or political party.

Use of Tax Supervenience	has the meaning set forth in Clause 5.9.12 hereof.

CBD’s Assets	has the meaning set forth in Clause 2.1 hereof.

Sendas’ Assets	has the meaning set forth in Clause 2.2 hereof.

Transferred Assets	has the meaning set forth in Clause 2.2 hereof.

Governmental Authority	means the government of any country and any political subdivision, at federal, state or municipal level, or any executive, legislative, judiciary, regulatory, self-regulatory or administrative entity, authority or body, including, but not limited to, any authority, agency, department, board, commission, autarchy or organization, any court, tribunal or arbitrator, or any stock exchanges or organized over-the-counter markets, with permanent or temporary jurisdiction over any of the Parties and/or operations thereof and/or transactions in connection with this Agreement.

B3	has the meaning set forth in Whereas Clause (A) hereof.

Bellamar	has the meaning set forth in Whereas Clause (E) hereof.

Cash	has the meaning set forth in Clause 2.1(iii) hereof.

Arbitral Chamber	has the meaning set forth in Clause 9.11.3 hereof.

Mediation Chamber	has the meaning set forth in Clause 9.11.2 hereof.

CBD	has the meaning set forth in the Preamble hereof.

CBD’s Partial Spin-off	has the meaning set forth in Clause 2.3(iv) hereof.

Civil Code	means Law 10406, of January 10, 2002, as amended and in force.
Code of Civil Procedure	means Law 13105, of March 16, 2015, as amended and in force.

Resolution Committee	has the meaning set forth in Clause 9.11.1 hereof.

Transition Committee	has the meaning set forth in Clause 5.1.1 hereof.

Compre Bem	has the meaning set forth in Clause 3.3.2 hereof.

Conflict Communication	has the meaning set forth in Clause 9.11 hereof.

Resolutive Condition	has the meaning set forth in Clause 8.1 hereof.

Conflict	has the meaning set forth in Clause 9.11 hereof.

Agreement	means this Separation Agreement and Other Covenants in conjunction with the attachments hereto.

Sharing Agreement	has the meaning set forth in Clause 5.2.3 hereof.

CBD’s Agreements	has the meaning set forth in Clause 3.1.9 hereof.

Shared Agreements	has the meaning set forth in Clause 5.2.1 hereof.

Control

means (including related terms, such as “Controller”, “Controlled by” and “under common Control”) the direct or indirect power (including representatives) to permanently ensure the majority of the votes in the resolutions of the general meeting (or equivalent body) and elect the majority of the directors and executive officers of a company, in addition to the effective exercise of this power to direct the corporate activities and the operation of the company’s bodies, as set forth in Article 116 of Law 6404/76.

Effective Spin-off Date	has the meaning set forth in Clause 2.4 hereof.

Effective Distribution Date	has the meaning set forth in Clause 6.1(i) hereof.

Multi Retail Business Spin-off Date	has the meaning set forth in Whereas Clause (C) hereof.

Defense	has the meaning set forth in Clause 4.5 hereof.

Active Claim	has the meaning set forth in Clause 5.8 hereof.

Shared Active Claim	has the meaning set forth in Clause 5.8 hereof.

Shared Claim	means any Shared Third-party Claim or Shared Active Claim.
Third-party Claim	means any Claim filed by a Third-Party, including Governmental Authorities, which may result in a Loss.

Shared Third-party Claim	has the meaning set forth in Clause 5.7 hereof

Claims	means claims, requests, actions, communications, complaints, inquiries, summons, notices or proceedings, including arbitration proceedings, administrative proceedings, judicial and extrajudicial lawsuits or investigations of any kind.

Business Day(s)	means any day other than Saturday, Sunday or any day on which the commercial banks are obligated or authorized by the applicable Law in force to remain closed in the City of São Paulo, State of São Paulo.

Distribution	has the meaning set forth in Clause 6.1 hereof.

Mandatory Disclosure	has the meaning set forth in Clause 5.11.1 hereof.

Transaction Documents	means this Agreement in conjunction with the Sendas’ Partial Spin-off Agreement and the CBD’s Partial Spin-off Agreement of CBD.

Éxito	has the meaning set forth in Whereas Clause (E) hereof.

Fee	has the meaning set forth in Clause 5.3.2 hereof.

FIC	has the meaning set forth in Clause 2.1(ii) hereof.

Fronteira	has the meaning set forth in Clause 5.6.3 hereof.

Brazilian GAAP	means the accounting principles generally accepted in Brazil, in conformity with applicable Law in force.

Guarantee	has the meaning set forth in Clause 5.3 hereof.

Guarantor	has the meaning set forth in Clause 5.3 hereof.

CBD’s Real Estates	has the meaning set forth in Clause 3.1.8 hereof.

Dom Pedro Real Estate	means the real estate property located at Avenida Parque dos Resedás, 100, Anhumas, Municipality of Campinas, State of São Paulo, as described in public deed 18195, of the 1st Registry of Deeds and Documents of the City of Campinas, State of São Paulo.

Sendas’ Real Estate	has the meaning set forth in Clause 2.2(ii) hereof.

Transferred Real Estates	has the meaning set forth in Clause 2.1(i) hereof.

Law	means any law, decree, decree law, provisional measure, rule, regulation, instruction, resolution, order, decision, corrective measures, valid and effective lawsuit (including, but not limited to, any Order) or any other legal requisite or requisite submitted by any Governmental Authority.

LGPD	has the meaning set forth in Clause 7.3 hereof.

Multi Retail Market	means the businesses related to the retail food market, conducted by CBD, under the main brands Pão de Açúcar and Extra, including all forms and variations, in addition to other brands, such as Aliados, Compre Bem, among others.

NYSE	has the meaning set forth in Whereas Clause (A) hereof.

Burden

means any encumbrances, burdens, collaterals, pledges, mortgages, guarantees, disposals or fiduciary assignments, rights of first refusal, retention rights, charges, usufruct, seizures, options, preemptive rights or rights of first offer.

Order	means any order, judgement, decision, dispatch, determination or sentence ruled by any Governmental Authority.

Standard Market Insurance Package	has the meaning set forth in Clause 5.4 hereof.

Secured Party	has the meaning set forth in Clause 5.3 hereof.

Indemnifying Party	has the meaning set forth in Clause 4.4 hereof.

Indemnified Party	has the meaning set forth in Clause 4.4 hereof.

Parte(s)	has the meaning set forth in the Preamble hereof.

Liability	means any liability, Claim, Loss, responsibility and obligation, pecuniary or not, contingent or not, overdue or not, arising from any applicable Law, agreement or any other instrument in force.

Loss(es)	means, as effectively incurred, any contingencies, losses, damages, fines, legal costs, inflation adjustments and reasonable attorneys’ fees, disbursements (including deposits, advances and financial guarantees) or losses of any nature or type, as well as any fine or pecuniary fine that may be imposed by Governmental Authorities, excluding indirect damages (such as loss of dividends, revenues or opportunities, moral damages or loss of profits).

Exchange	has the meaning set forth in Clause 2.3(ii) hereof.

Person	means the Parties, any individual, corporation, limited-liability company, individual entrepreneur, trust, trade union, association, consortium, investment funds, Governmental Authority or any other legal entity or entity without legal personality.

Gas Stations	has the meaning set forth in Clause 2.2(ii) hereof.

Service Providers	has the meaning set forth in Clause 3.3.3 hereof.

CBD’s Partial Spin-off Agreement	means the Partial Spin-off Agreement of Companhia Brasileira de Distribuição upon Merger of the Spun-off Portion into Sendas Distribuidora S.A., entered by and among the Parties on December 9, 2020.

Sendas’ Partial Spin-off Agreement	means the Partial Spin-off Agreement of Sendas Distribuidora S.A. upon Merger of the Spun-off Portion into Companhia Brasileira de Distribuição, entered by and among the Parties on December 9, 2020.

Chamber Regulation	has the meaning set forth in Clause 9.11.3 hereof.

Mediation Regulation	has the meaning set forth in Clause 9.11.2 hereof.

Corporate Reorganization	has the meaning set forth in Whereas Clause (E) hereof.

Existing Insurance	has the meaning set forth in Clause 5.4 hereof.

Sendas	has the meaning set forth in the Preamble hereof.

Business Separation	has the meaning set forth in Whereas Clause (D) hereof.

Multi Retail Business Separation	has the meaning set forth in Whereas Clause (C) hereof.

SOX	has the meaning set forth in Clause 7.5.1 hereof.

Disclosure Subcommittee	has the meaning set forth in Clause 5.11 hereof.

Tax Active Superveniences	has the meaning set forth in Clause 5.9.12 hereof.

Tribunal Arbitral	has the meaning set forth in Clause 9.11.4 hereof.

Taxes	means any fees, taxes, tariffs, contributions, charges, obligations or similar taxation (including interest, fines, penalties, inflation adjustments and additional amounts paid) registered by or payable to any Governmental Authority, including withholding income tax, taxes on consumption goods, ad valorem, taxes on value added, social contributions and taxes on payroll, financial taxes, taxes on fixed and current assets, taxes on transfer of licenses, sales, use, contracting of employees or services and other taxes of any type or nature, including the contributions to the Severance Pay Fund (FGTS).

Sendas’ Business Unit	has the meaning set forth in Clause 5.2.1 hereof.

1.2. Interpretation. Except if expressly otherwise set forth in this Agreement: (i) the words (including the terms in capital letters defined in this Agreement) in singular form shall include the respective plural form – and vice-versa – and words (including the terms in capital letters defined in this Agreement) in any gender shall include the other gender, as required by the context; (ii) the terms “herein” and “in this Agreement”, as well as other similar words, shall be construed in reference to this Agreement as a whole (including the Appendices hereto) and not as a specific provision of this Agreement; (iii) the references to Chapter, Clause and Appendix shall be construed as references to Chapter, Clause and Appendix of this Agreement; (iv) the word “including” and similar words, when used in this Agreement, shall mean “including, but not limited to”; (v) all references to any periods of days shall be deemed as references to the number of consecutive days, rather than Business Days; (vi) the titles and subtitles of Chapters, Clauses and Appendices of this Agreement have been exclusively included for purposes of convenience and reference, in the sense that such titles and subtitles shall not limit or impact the meaning and interpretation of this Agreement; (vii) any reference to any document or instrument shall be deemed as including all respective changes, modifications, replacements, restatements and amendments in effect on the date of the respective reference; (viii) all terms referred to herein shall be counted in conformity with article 132 of the Civil Code, that is, excluding the initial day and including the maturity date, and all terms ending on any day that is not a Business Day shall be automatically extended to the first subsequent Business Day; (ix) the “Whereas Clauses” of this Agreement are an integral part hereof; and (x) the references to the provisions or legal provisions shall be construed as references to the provisions or legal provisions, as respectively changed, extended, consolidated, restated or revoked on the respective reference date. The Parties acknowledge that the terms and contents of this Agreement resulted from the discussions between the Parties and, as such, there shall not be any assumption that eventual omissions herein will be resolved unfavorably to any specific Party. Any conflicts with respect to the interpretation of this Agreement shall be settled without events of authorship or negotiation.

2. Corporate Reorganization

2.1. CBD’s Assets. The following assets shall be transferred from CBD to Sendas (“CBD’s Assets”) in the context of the Corporate Reorganization:

(i)	ownership rights held by CBD with respect to certain real estates referred to in Appendix 2.1(i) (“Transferred Real Estates”);

(ii)	sixty-nine million, four hundred and thirteen thousand, seven hundred and ninety (69,413,790) registered shares, with no par value (“Bellamar’s Shares”), out of which sixty-nine million, four hundred and thirteen thousand, seven hundred and eighty-nine (69,413,789) are common shares and one (1) is preferred shares, representing 50% of the capital of Bellamar, which holds 35.76% of the capital of Financeira Itaú CBD S.A. – Crédito, Financiamento e Investimento, a company enrolled with CNPJ/ME under nº 06.881.898/0001-30 (“FIC”);

(iii)	the amount equivalent to five hundred million reais (R$500,000,000.00) (“Cash”); and

(iv)	the total shares issued by Sendas and held by CBD (“Sendas’ Shares”).

2.2. Sendas’ Assets. The following assets shall be transferred from Sendas to CBD (“Sendas’ Assets” and, in conjunction with the CBD’s Assets, the “Transferred Assets”) in the context of the Corporate Reorganization:

(i)	the total shares issued by Éxito and held by Sendas (“Éxito’s Shares”); and

(ii)	the assets relating to the gas stations identified in Appendix 2.2(ii) (“Gas Stations”), including the real estate located in São Gonçalo, registered under public deed nº 28.274 with the 2nd Real Estate Registry Office of São Gonçalo/RJ (“Sendas’ Real Estate”).

2.3. The Corporate Reorganization shall be implemented through the acts described below, to be undertaken in the following order:

(i)	approval by the Sendas’ shareholders, at the Extraordinary Shareholders’ Meeting, of the Sendas’ capital increase, upon Cash contribution and two (2) Transferred Real Estates, as well as credit capitalization, totaling approximately one hundred and forty million (R$140,000,000.00), held by CBD against Sendas;

(ii)	exchange of the Bellamar’s Shares and five (5) of the Transferred Real Estates for thirty-nine million, two hundred and forty-six thousand and twelve (39,246,012) Éxito’s Shares (“Exchange”);

(iii)	approval by the Parties’ shareholders of the Sendas’ partial spin-off, upon merger into CBD of the spun-off assets composed of (a) three hundred and ninety-three million, ten thousand and six hundred and fifty-six (393,010,656) Éxito’s Shares; and (b) the assets relating to the Gas Stations, including the Sendas’ Real Estate, in conformity with the Sendas’s Partial Spin-off Agreement; and

(iv)	approval by the Parties’ shareholders of the CBD’s partial spin-off, upon merger into Sendas of the Sendas’ Shares, which shall be directly delivered to the CBD’s shareholders, under the terms of Clause 6.3, in conformity with the CBD’s Partial Spin-off Agreement (“CBD Partial Spin-off”).

2.4. As from the date the CBD Partial Spin-off has been approved, at last, at the Extraordinary Shareholders’ Meeting of each of the Parties (“Effective Spin-off Date”), the Parties shall undertake reasonable commercial efforts to, in the shortest time possible, complete the transfer of the CBD’s Assets and the Sendas’ Assets, however the case may be, and perform the Business Separation, including the performance of all corporate acts and signature of all documents deemed necessary.

2.5. Exchange. On the Effective Spin-off Date, the Parties agree to undertake any measures and enter into all and any instruments deemed necessary for the completion of the Exchange, including (i) the signature of the transfer term drafted in the book of transfer of Bellamar’s registered shares relating to the assignment of the Bellamar’s Shares from CBD to Sendas; and (ii) the signature of the necessary documents to complete the transfer of the Éxito’s Shares from Sendas to CBD.

3. Representations and Warranties

3.1. CBD’s Representations and Guarantees. CBD hereby provides the following representations and guarantees to Sendas, which are true, correct and accurate as of the date hereof, and shall be true, correct and accurate on the Effective Spin-off Date, except for the representations and guarantees that refer to any specific date, which shall be true, correct and accurate on such specific date:

3.1.1. Good Standing. CBD is a publicly-held company duly established and validly existing in accordance with the laws of the Federative Republic of Brazil, with all necessary corporate powers and authority to enter into this Agreement and comply with the respective obligations under the terms of this Agreement.

3.1.2. Validity and Enforceability. This Agreement was duly entered into by CBD and represents a legal, valid and binding commitment, fully enforceable against CBD under the terms and conditions set forth in this Agreement; there shall be no proceedings, Orders, investigations or notices submitted by any Governmental Authorities against CBD that could prevent the execution and/or performance of the transactions referred to in this Agreement.

3.1.3. Absence of Violation. Neither the performance of this Agreement nor the compliance with the provisions shall violate: (a) any provision of the CBD’s corporate documents, or any CBD’s relevant agreement; (b) any Law or regulation or decision ruled by the Governmental Authority applicable to CBD; and/or (c) any other Orders applicable to CBD or agreements to which is bound.

3.1.4. Governmental Consents and Approvals. Except as determined by the Brazilian Exchange and Securities Commission (CVM), the Securities Exchange Commission (SEC), B3 and/or NYSE or, as set forth in this Agreement, the signature of, performance of and compliance with this Agreement by CBD and the performance by CBD of the transactions referred to herein do not require and shall not require any consent, approval, authorization or another order, action, representation, registry or notice to any Governmental Authority, by CBD.

3.1.5. Third-party’s Consents and Approvals. CBD obtained, as of the date hereof, all necessary authorizations from third parties, including creditors, for the execution, documentation and performance of this Agreement by CBD and the performance by CBD of the transactions referred to herein.

3.1.6. Sendas’ Shares. CBD is the holder of two hundred and sixty-eight million, three hundred and fifty-one thousand, five hundred and sixty-seven (268,351,567) registered common shares, with no par value, representing one hundred percent (100%) of the Sendas’ capital, which are, and shall be on the Effective Spin-off Date, free and clear of any Burden. There is no agreement, although not registered with the Sendas’ head office, of any nature, which would directly or indirectly bind the Sendas’ Shares, or which would limit the political and/or equity rights of the Sendas’ Shares. There are no options, rights, commitments or other covenants of any nature, or other notes that could directly or indirectly require the sale or transfer of the Sendas’ Shares.

3.1.7. Bellamar. Bellamar is a corporation duly established and validly existing under the laws of the Federative Republic of Brazil. As of the date hereof, CBD is the lawful holder and owner of one hundred and thirty-eight million, eight hundred and twenty-seven thousand, five hundred and eighty (138,827,580) registered shares, with no par value, out of which one hundred and thirty eight million, eight hundred and twenty-seven thousand, five hundred and seventy-eight (138,827,578) are common shares and two (2) are preferred shares of the same class, fully paid, representing 100% of Bellamar’s capital, free and clear of any Burden. Except for Bellamar’s Shareholders’ Agreement, there is no agreement, registered or not with the Bellamar’s head office, of any nature, which would directly or indirectly bind the Bellamar’s Shares, or which would limit the political and/or equity rights of the Bellamar’s Shares; and there are no options, rights, commitments or other covenants of any nature, or other notes that could directly or indirectly require the sale or transfer of the Bellamar’s Shares.

3.1.7.1. Compliance with the Laws. To the CBD’s knowledge, Bellamar has complied with all applicable Laws in force, in all material respects, and is not subject to any voluntary or involuntary proceedings or requests for settlement, judicial or extrajudicial reorganization or bankruptcy of Bellamar.

3.1.7.2. Financial Statements. To the CBD’s knowledge, the Bellamar’s financial statements as at September 30, 2020, included herein in the form of Appendix 3.1.7.2, (i) are true, complete and correct in all material respects; (ii) have been prepared in conformity with Bellamar’s accounting books and other financial records (except as referred to in the respective explanatory notes), subject to reconciliation; (iii) truly represent, in all material respects, the financial condition, assets, obligations, operational results and cash flow of Bellamar on the respective dates or for the covered periods; and (iv) have been prepared in accordance with the applicable Law in force and the Brazilian GAAP, consistently applied in accordance with the Bellamar’s past practices.

3.1.7.3. FIC. Bellamar is the owner of three hundred and twenty-four million, five hundred and one thousand, one hundred and fourteen (324,501,114) registered common shares, with no par value, representing 35.76% of the FIC’s capital (“FIC’s Shares”), which are and shall be on the Effective Spin-off Date free and clear of any Burden, except for the Association Agreement entered into on October 27, 2004 between CBD, FIC, Itaú Unibanco Holding S.A. and certain other parties, as amended and in force (“Association Agreement”), as well as the Shareholders’ Agreement entered into on October 27, 2004, as amended and in force (“FIC’s Shareholders’ Agreement”). Except for the Association Agreement and FIC’s Shareholders’ Agreement, there is no agreement, registered or not with the FIC’s head office, of any nature, which would directly or indirectly bind the FIC’s Shares, or which would limit the political and/or equity rights of the FIC’s Shares; and there are no options, rights, commitments or other covenants of any nature, or other notes that could directly or indirectly require the sale or transfer of the FIC’s Shares.

3.1.8. CBD’s Real Estates. CBD is the lawful owner or holder of all properties identified in Appendix 3.1.8(i) (“CBD’s Real Estates”), as set forth in Clause 5.6.4. Except as set forth in Appendix 3.1.8(ii), each CBD’s Real Estate is occupied under the terms of a valid and updated real estate permit (“habite-se”), operating license, technical inspection report issued by the Fire Department (AVCB) and/or similar licenses, as determined by the applicable Law in force, and is duly registered with the proper real estate offices, except as indicated in Appendix 3.1.8(i). The CBD’s Real Estates are under good conditions and are adequate for the current use and purpose thereof, except for the normal wear and tear compatible with the respective stage of useful life thereof. There are no (i) contractual or legal restrictions or Claims that would prevent or limit or that could prevent or limit the use of the CBD’s Real Estates for the purposes according to which the CBD’s Real Estates are currently being used; and/or (ii) to the CBD’s knowledge, decisions or domain lawsuits of any type pending decision or threatened against the CBD’s Real Estates.

3.1.9. Agreements. Appendix 3.1.9 includes a list of the agreements, to which CBD is a party and that, as deemed necessary by Sendas, shall be assigned, amended, shared and/or reproduced on behalf of Sendas (“CBD’s Agreements”), under the terms of Clause 5.2. None of the counterparties to the CBD’s Agreements has formally or informally informed to CBD the intention to not renew or terminate the respective agreements in advance. Each of the CBD’s Agreements (i) is valid and binding in relation to CBD and CBD’s counterparties, is enforceable against the respective counterparties, under the respective terms, and is fully valid and effective; (ii) has been timely and fully performed by CBD in all material respects; and (iii) is not subject to pending conflicts or, to the CBD’s knowledge, is imminent.

3.1.10. Intellectual Property. The intellectual property rights exercised by CBD in the conduction of the respective activities are exclusively owned by CBD or the exercise of such intellectual property rights have been duly authorized by the respective owners, in conformity with the respective licenses, assignments, sublicenses and/or other agreements, including, but not limited to, the Shared Agreements, however the case may be.

3.1.11. Anticorruption. CBD and, to the CBD’s knowledge, the directors, executive officers, employees, representatives and associates thereof have not (a) performed any action that would result in violation, by such Persons, of any Law that would reduce or prohibit the corruption or offer, payment, promise to pay or payment authorization of any amount or another type of property, gift, promise to offer or authorization for donation of any item of value to any Governmental Agent or any political party or member of political party or candidate of any public position; and (b) offered, promised, authorized or performed any payment or granted any other type of benefit to any Governmental Agent with the intention or in order to: (i) influence any measure or decision ruled by such Governmental Agent in the exercise of the respective duties; (ii) induce the Governmental Agent to undertake any act or omission that would represent any violation of the exercise of the respective position; or (iii) induce the Governmental Agent to use his/her influence to impact or influence any act or decision, in each case in order to contribute with CBD and/or its Affiliates to obtain or retain businesses with any Person, or otherwise direct the businesses to any Person.

3.1.12. Proxies. Appendix 3.1.12 includes a list of all proxies granted by CBD and/or its Subsidiaries to Sendas and/or its Subsidiaries or respective employees and associates in effect on the signature date of this Agreement; and there are no other proxies in effect that are not listed therein.

3.2. Sendas’ Representations and Guarantees. Sendas hereby provides the following representations and guarantees to CDB, which are true, correct and accurate as of the date hereof, and shall be true, correct and accurate on the Effective Spin-off Date, except for the representations and guarantees that refer to any specific date, which shall be true, correct and accurate on such specific date:

3.2.1. Good Standing. Sendas is a company duly established and validly existing in accordance with the laws of the Federative Republic of Brazil, with all necessary corporate powers and authority to enter into this Agreement and comply with the respective obligations under the terms of this Agreement.

3.2.2. Validity and Enforceability. This Agreement was duly entered into by Sendas and represents a legal, valid and binding commitment, fully enforceable against Sendas under the terms and conditions set forth in this Agreement; there shall be no proceedings, Orders, investigations or notices submitted by any Governmental Authorities against CBD that could prevent the execution and/or performance of the transactions referred to in this Agreement.

3.2.3. Absence of Violation. Neither the performance of this Agreement nor the compliance with the provisions shall violate: (a) any provision of the Sendas’ corporate documents, or any Sendas’ relevant agreement; (b) any Law or regulation or decision ruled by the Governmental Authority applicable to Sendas; and/or (c) any other Orders applicable to Sendas or agreements to which is bound.

3.2.4. Governmental Consents and Approvals. Except as determined by the Brazilian Exchange and Securities Commission (CVM), the Securities Exchange Commission (SEC), B3 and/or NYSE or, as set forth in this Agreement, the signature of, performance of and compliance with this Agreement by Sendas and the performance by Sendas of the transactions referred to herein do not require and shall not require any consent, approval, authorization or another order, action, representation, registry or notice to any Governmental Authority, by Sendas.

3.2.5. Third-party’s Consents and Approvals. Sendas obtained, as of the date hereof, all necessary authorizations from third parties, including creditors, for the execution, documentation and performance of this Agreement by Sendas and the performance by Sendas of the transactions referred to herein

3.2.6. Éxito. Éxito is a company duly established and validly existing under the laws of the Republic of Colombia. As of the date hereof, Sendas is the holder of four hundred and thirty-two million, two hundred and fifty-six thousand, six hundred and sixty-eight (432,256,668) Éxito’s Shares, fully paid, representing 96.57% of Éxito’s capital, fully free and clear of any Burden. There is no agreement, registered or not with the Éxito’s head office, of any nature, which would directly or indirectly bind the Éxito’s Shares, or which would limit the political and/or equity rights of the Éxito’s Shares. There are no options, rights, commitments or other covenants of any nature, or other notes that could directly or indirectly require the sale or transfer of the Éxito’s Shares.

3.2.7. Intellectual Property. The intellectual property rights exercised by Sendas in the conduction of the respective activities are exclusively owned by Sendas or the exercise of such intellectual property rights have been duly authorized by the respective owners, in conformity with the respective licenses, assignments, sublicenses and/or other agreements, including, but not limited to, the Shared Agreements, however the case may be.

3.2.8. Sendas’ Gas Stations and Real Estates. Appendix 2.2(ii) includes the Gas Stations, which assets are exclusively owned by Sendas, including the Sendas’ Real Estate.

3.2.9. Anticorruption. Sendas and, to the Sendas’ knowledge, the directors, executive officers, employees, representatives and associates thereof have not (a) performed any action that would result in violation, by such Persons, of any Law that would reduce or prohibit the corruption or offer, payment, promise to pay or payment authorization of any amount or another type of property, gift, promise to offer or authorization for donation of any item of value to any Governmental Agent or any political party or member of political party or candidate of any public position; and (b) offered, promised, authorized or performed any payment or granted any other type of benefit to any Governmental Agent with the intention or in order to: (i) influence any measure or decision ruled by such Governmental Agent in the exercise of the respective duties; (ii) induce the Governmental Agent to undertake any act or omission that would represent any violation of the exercise of the respective position; or (iii) induce the Governmental Agent to use his/her influence to impact or influence any act or decision, in each case in order to contribute with Sendas and/or its Affiliates to obtain or retain businesses with any Person, or otherwise direct the businesses to any Person.

3.2.10. Proxies. Appendix 3.2.10 includes a list of all proxies granted by Sendas and/or its Subsidiaries to CBD and/or its Subsidiaries or respective employees and associates in effect on the signature date of this Agreement; and there are no other proxies in effect that are not listed therein.

3.3. Mutual Representations and Guarantees. As set forth in Clause 4.8 below, the Parties hereby mutually provide the following representations and guarantees that, to the Parties’ knowledge, are true, correct and accurate as of the date hereof and shall be true, correct and accurate on the Effective Spin-off Date, except for the representations and guarantees that refer to any specific date, which shall be true, correct and accurate on such specific date:

3.3.1. Éxito. Éxito is compliant with all applicable Laws in force, in all material respects; and there are no voluntary or involuntary lawsuits or requests for settlement, judicial or extrajudicial recovery or bankruptcy of Éxito.

3.3.2. Compre Bem. SCB Distribuição e Comércio Varejista de Alimentos Ltda., limited-liability company, enrolled with CNPJ under nº 30.197.161/0001-88, headquartered in the City of São Paulo, State of São Paulo, at Avenida Aricanduva, 5555, Edifício Shopping Interlar, Setor Âncora “E”, Conjunto 2, Vila Matilde, Zip Code 03527-000 (“Compre Bem”), by itself and its representatives, is compliant with all applicable Laws in force, in all material respects; and there are no voluntary or involuntary lawsuits or requests for settlement, judicial or extrajudicial recovery or bankruptcy of Compre Bem. All engagements by Compre Bem were conducted in good faith and according to the interests of Compre Bem, in compliance with applicable Law, bylaws and internal regulations in force.

3.3.3. Service Providers. All service providers contracted by any of the Parties, which have provided or provide services to the other Party (“Service Providers”), were engaged in good faith and according to the interests of the Parties, in compliance with applicable Law, bylaws and internal regulations in force; and no verbal or written agreement entered into with such Service Providers is subject to pending Claims or, to the Parties’ knowledge, imminent Claims, except as disclosed by one Party to the other before the Effective Spin-off Date.

3.3.4. Accounting Procedures. The accounting procedures and other books and records of each of the Parties were adopted in good faith and according to the interests of the Parties, in compliance with applicable Law, bylaws and internal regulations in force.

4. Reciprocal Settlement and Indemnity

4.1. Settlement. Except as otherwise set forth in this Agreement, the Parties, on their own behalf and on behalf of each of its Subsidiaries and respective executive officers, directors, employees, successors and assignees, shall grant each other full, general, irrevocable and unconditional settlement in relation to any Liabilities, currently existing or resulting from (i) any acts, facts or omissions that took place through or on the Effective Spin-off Date; and (ii) any acts, facts or omissions relating to the Business Separation, including the Corporate Reorganization. The Parties acknowledge that the activities performed and the acts undertaken by Parties’ directors and executive officers before the Effective Spin-off Date were performed in good faith and according to the interests of the Parties and its Affiliates, in the sense that each of the Parties waives, to the extension of applicable Law in force, any right to undertake any action against the other Party, its Subsidiaries and respective directors and executive officers based on any facts, acts or omissions covered by settlement under this Clause.

4.1.1. No provision set forth in this Agreement shall (i) prevent or impact any right entitled to the Parties to request the compliance with the agreements and accords entered into by the Parties, as well as with this Agreement and the other Transaction Documents and/or any other acts deemed necessary or advisable for the Business Separation, which remain effective or shall be performed after the Effective Spin-off Date; (ii) release any Person with respect to any terms set forth in employment or labor agreements, including, but not limited to, obligations of confidentiality, non-contact and non-competition and/or payment of salary, compensation and reimbursement, as well as payment of indemnities under insurance policies or indemnity agreements on behalf of any of the Parties, and Affiliates and respective executive officers, directors, successors and assignees thereof, under the terms of the respective policies or agreements; and/or (iii) prevent any Persons from the respective rights as shareholders of one of the Parties and/or Affiliates thereof.

4.1.2. Each of the Parties shall exercise the respective authority, to the extension permitted by the applicable Law in force, and undertake commercially reasonable efforts to (i) avoid that the Subsidiaries and respective executive officers, directors, representatives, successors and assignees thereof file any Claim against the other Party not in conformity with the settlement referred to in this Clause 4.1; and (ii) ensure that the Subsidiaries and respective executive officers, directors, representatives, successors and assignees thereof sign and deliver to the other Party the settlement term, as provided for in this Clause 4.1, as reasonably requested by the other Party.

4.2. CBD’s Indemnity. Without prejudice to any other indemnity obligations defined in the Transaction Documents, as from the Effective Spin-off Date, CBD agrees to indemnify, reimburse and hold harmless Sendas, the Subsidiaries and respective executive officers, directors, employees, representatives, successors and assignees thereof, from any Losses arising from, related to or in connection with:

(i)	any inaccuracy or violation of the representations and guarantees provided by CBD in this Agreement and the other Transaction Documents, including, but not limited to, the representations and guarantees referred to in Clause 3.1 above;

(ii)	any partial or total violation of any of the CBD’s obligations established in this Agreement and the other Transaction Documents;

(iii)	any Claim filed by any Subsidiary, executive officer, director, employee, successor or assignee of CBD and/or respective Subsidiaries against Sendas or Subsidiaries thereof and/or respective executive officers, directors, employees, successors and assignees thereof, in violation of the settlement granted by CBD, as set forth in Clause 4.1;

(iv)	any act, fact or omission, passive supervenience or active insufficiency relating to the Gas Stations and/or Sendas’ Real Estate, informed or not through the representations and guarantees provided in connection with this Agreement, known or not by the Parties, which triggering event has taken place through the Effective Spin-off Date (including), although the respective effects solely take place in the future.

(v)	any environmental Liabilities relating to the (a) CBD’s Real Estates, which triggering event has taken place through the Effective Spin-off Date (including); and/or (b) Dom Pedro Real Estate, which triggering event has taken place through February 28, 2019 (including), informed or not through the representations and guarantees provided in the context of this Agreement, known or not by the Parties, although the respective effects solely take place in the future;

(vi)	any act, fact or omission, passive supervenience or active insufficiency relating to Éxito, informed or not through the representations and guarantees provided in the context of this Agreement, known or not by the Parties, which triggering event has taken place through the Effective Spin-off Date (including), although the respective effects solely take place in the future; and

(vii)	any act, fact or omission, passive supervenience or active insufficiency relating to or arising from the Multi Retail Business Separation and/or CBD’s businesses, informed or not through the representations and guarantees provided in the context of this Agreement, known or not by the Parties, which triggering event has taken place through the Multi Retail Business Spin-off Date (including), although the respective effects solely take place in the future.

4.3. Sendas’ Indemnity. Without prejudice to any other indemnity obligations defined in the Transaction Documents, as from the Effective Spin-off Date, Sendas agrees to indemnify, reimburse and hold harmless CBD, the Subsidiaries and respective executive officers, directors, employees, representatives, successors and assignees thereof, from any Losses arising from, related to or in connection with:

(i)	any inaccuracy or violation of the representations and guarantees provided by Sendas in this Agreement and the other Transaction Documents, including, but not limited to, the representations and guarantees referred to in Clause 3.2 above;

(ii)	any partial or total violation of any of the Sendas’ obligations established in this Agreement and the other Transaction Documents;

(iii)	any Claim filed by any Subsidiary, executive officer, director, employee, successor or assignee of Sendas and/or respective Subsidiaries against CBD or Subsidiaries thereof and/or respective executive officers, directors, employees, successors and assignees thereof, in violation of the settlement granted by Sendas, as set forth in Clause 4.1;

4.4. Indemnity Procedures for Direct Claims. In the event any of the Parties incurs any indemnifiable Loss in accordance with Clause 4.2 or Clause 4.3 hereof (“Indemnified Party”), other than any Loss arising from a Third-party Claim, as referred to in Clause 4.5 below, such fact shall be informed to the other Party (“Indemnifying Party”), as provided for in Clause 9.1, including a description of the indemnity payable, the legal basis and the value of the respective Loss subject to indemnity, including receipts of final disbursements relating to the Loss.

4.4.1. Reimbursement. Upon receipt of the notice, in the event the Indemnifying Party agrees with the terms of such notice or has not submitted any notice to the contrary within ten (10) Business Days, the Indemnifying Party shall reimburse the Indemnified Party for the value of the Loss informed during each quarter, within ten (10) Business Days counted as from the beginning of the quarter after notice, upon transfer of immediately available funds to the bank account informed by the Indemnified Party. The Parties agree with the compensation of credits and debts of each Party relating to the indemnities payable at the end of each quarter.

4.4.2. In the event the Indemnifying Party has not agreed with the indemnity notice submitted by the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party with respect to such disagreement within ten (10) Business Days as from the receipt of such notice, and the Parties shall meet within fifteen (15) subsequent days to achieve an agreement in good faith in relation to the matter under discussion. The failure of the Parties to achieve an amicable agreement with respect to the responsibility for the payment of the eventual Loss shall be resolved under the terms of Clause 9.11 and subsequent clauses hereof, in which case the award issued by the Arbitral Tribunal shall determine the final and indemnifiable Loss, as set forth in this Agreement. The definition of the final Loss in connection with the arbitration award shall be reimbursed to the Indemnified Party within ten (10) Business Days counted as from the award issued by the Arbitral Tribunal, except if otherwise decided by the Arbitral Tribunal.

4.4.3. The non-payment of the indemnity within the term referred to in Clauses 4.4.1 or 4.4.2 above, however the case may be, shall subject the Indemnifying Party to the payment of the indemnity value, adjusted based on the CDI rate between the payment date and the effective payment date, plus interest in arrears of two percent (2%) per year, on a proportional basis.

4.5. Third-Party Claim. Subject to the provisions of Clauses 4.5.4, 5.7 and 5.8 below, if there is a Third-Party Claim against any Indemnified Party, the Indemnified Party will notify, in writing, the Indemnifying Party regarding that Third-Party Claim, as provided for in Clause 9.1, within the term equivalent to 1/3 (one third) of the legal period for the presentation of the applicable defense or measure against said Third-Party Claim or within 10 (ten) Business Days, whichever is shorter (“Defense”), provided that, if the legal term for Defense is 5 (five) days or less, the notice referred to herein will be given until the half of the legal term for Defense. Such notice shall describe the Third-Party Claim in reasonable detail and contain, at a minimum, (i) the amount of the Third-Party Claim, if any, (ii) the facts and circumstances that resulted in the Third-Party Claim, and (iii) the full copy of the subpoena, notice, infraction report or summons related to the Third-Party Claim. In the event the Indemnified Party has failed to notify, on a timely basis, the Indemnifying Party, as set forth in this Clause, the Indemnified Party shall present the applicable Defense to the respective Third-party Claim, in the sense that, if the Indemnified Party has not presented the Defense on a timely basis or has not addressed all applicable preliminary issues and merits, the Indemnifying Party shall not be, under any circumstance, obligated to indemnify the Indemnified Party for any Losses arising from or related to the respective Third-party Claim.

4.5.1. Conduction of Third-Party Claim by Indemnifying Party. The Indemnifying Party will assume the Defense of the Third-Party Claim, through attorneys of its choice, bearing all costs arising therefrom (including, but not limited to, attorney’s fees, court costs, expertise fees, interest on arrears, fines, inflation adjustments, deposits, sureties and/or other judicial and extrajudicial guarantees).

4.5.1.1. The Indemnified Party undertakes to (i) provide the Indemnifying Party with any and all information, documents, materials and/or access to Persons, which are in its possession and/or under its control or authority, as reasonably requested, including, but not limited to, the granting of mandates, in physical or electronic form, as well as (ii) make commercially reasonable efforts to meet the other requests of the Indemnifying Party, in any event, to enable the conduct of the Defense of the Third-Party Claim, under the terms of this Clause 4.5. Information, documents, materials and/or access to Persons, which are in possession and/or under the control of the Indemnified Party and/or its Affiliates, shall be provided within the term equivalent to 1/3 (one third) of the legal period for the submission of such information and/or document within the scope of a Third-Party Claim or within 10 (ten) Business Days, whichever is shorter, provided that if the referred legal term is 5 (five) days or less, the provision shall occur up to half of the applicable term. The Indemnified Party’s failure to provide such information, documents, materials and/or access to Persons, including the prompt provision or at a later time, will not exempt the Indemnifying Party from the obligation to indemnify provided for in this Agreement, except to the extent that the Indemnifying Party is impaired by such failure.

4.5.1.2. The Indemnifying Party may, at any time, settle any Third-Party Claim for which it is responsible for indemnifying the Indemnified Party hereunder, provided that the conclusion of any agreement, transaction or composition in such Third-Party Claim (i) is previously communicated to the Indemnified Party with 10 (ten) days in advance or in the half of the legal term for its conclusion, whichever is shorter; (ii) refers exclusively to payment in cash; and (iii) does not result in damage to the image or creates a material adverse precedent for the Indemnified Party.

4.5.1.3. In conducting the Defense of Third-Party Claims, the Indemnifying Party shall act in good faith with a view to preserving the interests of the Parties and their Affiliates. In the event that the conduct of the Defense of Third-Party Claims may result in prejudice to the activities of the Indemnified Party, the Indemnifying Party and the Indemnified Party shall negotiate in good faith the best strategy to be adopted in the conduct of the Defense of the Third-Party Claim, including, but not limited to, the total or partial settlement of the Claim.

4.5.1.4. The Indemnifying Party undertakes to provide the Indemnified Party with the reports indicated in Clause 5.9.7 below in relation to any and all Third-Party Claims that the Indemnifying Party is conducting, without prejudice to the use of the electronic system referred to in such Clause. In addition, the Indemnified Party will have the right to appoint an attorney of its own choice to accompany (but not control) the Defense of the Third-Party Claim, and this attorney’s fees and expenses will be borne entirely by the Indemnified Party.

4.5.1.5. Without prejudice to the provisions set forth in Clause 4.5.1.1 above, if it is necessary to grant a guarantee or insurance within the scope of a Third-Party Claim, the Indemnified Party, as a party of the Third-Party Claim, undertakes to obtain quotes for guarantees and insurance offered by top-tier banks or insurance companies and to contract the guarantee or insurance at a lower price (provided the necessary coverage is provided), providing the Indemnifying Party in a timely manner with all documents relating to such guarantee or insurance to be submitted under the Third-Party Claim. For the avoidance of doubt, costs and expenses related to the contracting of such a guarantee or insurance will be considered as indemnifiable losses by the Indemnifying Party to the Indemnified Party under this Agreement.

4.5.2. Conduction of Third-Party Claim by Indemnified Party. Should the Indemnifying Party (a) inform in writing, as provided in Clause 9.1 below, the Indemnified Party that it does not intend to conduct the Defense of the Third-Party Claim, or (b) reject the conduct of the Third-Party Claim, expressly or tacitly, even if it does not recognize its obligation to indemnify, the Indemnified Party, at its sole discretion, may assume the Defense, or the payment of the obligation purpose of the Third-Party Claim. In any event, the Indemnifying Party shall ensure access by the Indemnified Party to information, documents or materials related to the Third-Party Claim and its Defense, as reasonably requested by the Indemnified Party, applying, mutatis mutandi, the provisions of Clause 4.5.1.1.

4.5.3. Indemnification Payment. Subject to the provisions of Clause 4.5.3.1 below, the indemnification for Losses arising from Third-Party Claims, as provided for in this Clause 4.5, will only be due after a final and unappealable decision (not subject to appeal) regarding the respective Third-Party Claim, and must be paid, by deposit or transfer of funds immediately available to the bank account held by the Indemnified Party, within ten (10) Business Days as from the beginning of the quarter, following the date of receipt of the notice sent by the Indemnified Party to the Indemnifying Party about such Losses, which shall contain the details of the bank account of the Indemnified Party and the amount to be indemnified by the Indemnifying Party, accompanied by proof of disbursement of the Loss (including payment slip and receipt, as applicable) and a copy of the respective final and unappealable decision (not subject to appeal) that led to the Loss.

4.5.3.1. Although pending a final and unappealable decision (not subject to appeal) in relation to a Third-Party Claim, any and all Losses actually incurred by the Indemnified Party, including, but not limited to, costs and expenses related to the conduct of the Defense of such Third-Party Claim, must be indemnified by the Indemnifying Party within ten (10) Business Days as from the beginning of the quarter following the date of receipt of the notice sent by the Indemnified Party to the Indemnifying Party about such Losses, indicating the details of its bank account and the amount to be indemnified by the Indemnifying Party, provided it is accompanied by proof of disbursement referring to the Loss incurred (including payment slip and receipt, as applicable). Without prejudice to the term referred to in this Clause and in Clause 4.5.3 above, the Indemnifying Party shall indemnify the Indemnified Party within ten (10) Business Days as from the date that the indemnifiable Losses in connection with this Agreement are equivalent to an amount equal to or above thirty million reais (R$30,000,000.00).

4.5.3.2. Failure to pay the indemnification within the period established in Clauses 4.5.3 and 4.5.3.1 above shall subject the Indemnifying Party to the payment of the overdue amount, adjusted based on the CDI rate between the payment date and the effective payment date, plus interest in arrears of two percent (2%), on a proportional basis.

4.5.3.3. The Parties agree that the fees, costs and expenses of any advisors (including attorneys) contracted by the Parties in connection with the conduct of the Defense of Third-Party Claim shall be billed directly to the Party which will be responsible for the payment of such fees, costs and expenses, regardless of whether they consist of indemnifiable Losses under the Transaction Documents.

4.5.4. In the event the Indemnifying Party does not agree, fully or partially, with the responsibility for any Losses in the context of any Third-party Claim, including the value of the Losses, the Indemnifying Party shall notify the Indemnified Party with respect to such disagreement within ten (10) Business Days as from the receipt of the notice submitted by the Indemnified Party, under the terms of Clauses 4.5, 4.5.3 or 4.5.3.1, however the case may be, and the Parties shall meet within the next subsequent fifteen (15) days to achieve an agreement in good faith involving the fact under discussion. The failure of the Parties to amicably agree the responsibility for the payment of any possible Loss shall be resolved under the terms set forth in Clause 9.11 and following clauses hereof; and the award determined by the Arbitral Court shall have the power to determine the final and indemnifiable Loss, under the terms set forth in this Agreement. The final Loss determined by the arbitration award shall be reimbursed to the Indemnified Party, within ten (10) Business Days as from the arbitration decision determined by the Arbitral Court, except of otherwise decided by the Arbitral Court.

4.6. Cumulative Measures. The measures set out in this Clause 4 are cumulative and, subject to the provisions of Clause 4.1, shall not prevent the exercise by any Indemnified Party of other rights or measures against the Indemnifying Party.

4.7. Survival of the Indemnifications. Except for the indemnifications arising from any possible false representations provided under Clauses 3.1.1 to 3.1.5 by CBD or under Clauses 3.2.1 to 3.2.5 by Sendas, which are not subject to any limitation in terms of time, the rights and obligations of each of the Parties under Clauses 4.2 and 4.3 shall remain valid and effective for a period equivalent to the prescription period (excluding any extensions and interruptions), as set forth in applicable Law in force, of the respective Losses, and shall survive any sale or transfer, in part or in full, of the Assets Transferred to third parties, as well as any incorporation, spin-off, merger, asset dropdown or any other corporate or asset reorganization by any of the Parties.

4.8. Exemption of Responsibility. Each of the Parties acknowledges and agrees that none of the Parties shall be entitled to any right to undertake any action or request any indemnification against the other Party in connection with this Agreement with respect to the mutual representations and guarantees referred to in Clauses 3.3.1, 3.3.2, 3.3.3 and 3.3.4, without prejudice to the CBD’s obligation to indemnify Sendas under Clause 4.2(vi).

5. Acts of the Business Separation

5.1. Business Separation. The Parties undertake to make commercially reasonable efforts for the Business Separation to be completed in the shortest possible period after the Effective Spin-off Date. Without prejudice to any other acts and measures necessary and/or convenient for Business Separation, the Parties undertake to implement all acts provided for in this Clause 5.

5.1.1. Transition Committee. The Parties shall, within fifteen (15) days as of the Effective Spin-off Date, establish a Transition Committee, composed of six (6) members, out of which three (3) members shall be appointed by CBD and three (3) members shall be appointed by Sendas (“Transition Committee”). The Transition Committee will be responsible for coordinating any and all activities related to Business Separation, with powers to make any and all decisions on behalf of the Parties, which do not depend on the approval of their respective board of directors or shareholders’ meeting, except, however, that the Transition Committee must not, under any circumstances, change the terms and conditions provided for in this Agreement.

5.1.1.1. Transition Subcommittees. The Transition Committee may establish subcommittees to conduct activities related to any specific subject of the Business Separation, which will be composed of an even number of members, with half of the members appointed by CBD and the other half appointed by Sendas.

5.1.1.2. Committee’s Meetings. The Transition Committee shall hold the first meeting within thirty (30) days from the Effective Spin-off Date to approve the Transition Committee Regulation. The decisions of the Transition Committee (and/or any of its subcommittees) shall be made by an absolute majority of its members.

5.2. Agreements. Without prejudice to the provisions set forth in Clause 5.2.1 below, the Parties agree to jointly negotiate and undertake commercially reasonable efforts to (i) amend, segregate and/or duplicate, as the case may be, the agreements to which CBD is a party on the Effective Spin-off Date, and that, as requested by Sendas, shall be amended, segregated and/or duplicated on behalf of Sendas, including, but not limited to, those listed in the Appendix 3.1.9, so that, after being amended, segregated and/or duplicated, such agreements bind, on the one hand, individually CBD or Sendas and, on the other hand, the respective counterpart, without interdependence between those agreements and the Parties; and (ii) assign the contractual position from CBD to Sendas or from Sendas to CBD, however the case may be, in relation to such agreements, in the sense that solely one of the Parties becomes a party to such agreements. Any and all costs and expenses directly arising from the amendment, segregation, duplication or assignment of such agreements, including the Shared Agreements, however the case may be, in relation to the Business Separation, shall be proportionally allocated to the benefit of the Parties subject to the respective agreement, except for (i) any indirect costs and expenses shall be assumed by the Party that incurred such costs and expenses; (ii) the Party responsible for the application of any fine and/or collection of any charges by the counterparty shall exclusively perform the payment of the respective amounts; and (iii) the Party responsible for the termination, or that intends to terminate, fully or partially, any agreement, shall be exclusively responsible for the payment of the costs, expenses and any amounts relating to the respective termination.

5.2.1. Shared Agreements. Except as otherwise expressly provided in this or the other Transaction Documents, the agreements listed in Appendix 5.2.1 will be considered as “Shared Agreements”, as well as (i) any agreement or arrangement in which CBD and/or its Subsidiaries and Sendas and/or its Subsidiaries are active or passive parties, jointly, as main parties, or otherwise, or for which they may have any residual responsibility by agreement or formalized acknowledgment, and/or (ii) any agreement or arrangement entered into by CBD prior to the Effective Spin-off Date, that is related to any Sendas’ business or business unit (“Sendas Business Unit”), whose purpose and performance is not exclusively for the benefit of the Sendas Business Unit; and/or (iii) any agreement or accord entered into by Sendas before the Effective Spin-off Date, which is related to any Compre Bem’s business unit or business; provided that such agreement or accord under (i), (ii) or (iii) cannot be separated and/or individualized on behalf of the Parties or the respective Subsidiaries thereof, or which segregation or individualization could be significantly expensive, as set forth in Clause 5.2(iii).

5.2.1.1. The rights and obligations under each Shared Agreement shall be allocated, by means of a written instrument between the Parties, in the relevant party to CBD or Sendas, or to the respective Subsidiaries indicated by CBD or Sendas, without prejudice to any amendment or addendum to the Shared Agreement itself during its term, so that each Party will be entitled to the rights and benefits, and will assume the respective portion of any Liability, inherent to its respective business; provided that:

(A)	in no event will any Party be required to assign (or amend) any Shared Agreement in its entirety or to assign a portion of any Shared Agreement that is not assignable (or which cannot be changed) under its terms (including any terms that impose consents or conditions on an assignment, when such consents or conditions cannot be obtained or fulfilled); and

(B)	if any Shared Agreement cannot be partially assigned by its terms or cannot be changed, if such an assignment or amendment unduly damages or encumbers the benefit that the Parties derive from such Shared Agreement or if such Shared Agreement is listed or described in Appendix 5.2.1, then the Parties shall, and shall cause their subsidiaries, to take other reasonable and legally effective actions and measures (including sending notice to the other Party regarding any Claim or other relevant matters related to any Shared Agreement, in order to allow the other Party to exercise any applicable rights under the law and the relevant Shared Agreement) to ensure that CBD or Sendas, as the case may be, receives the rights and benefits of the Shared Agreement that relates to its respective business, as if such Shared Agreement had been assigned (or changed), and bear the burden of the corresponding Liabilities, as if such Liabilities had been assumed if the expected assignment or amendment had occurred due to Business Separation.

5.2.1.2. The Parties shall comply, and the Transition Committee shall define and manage the action plan relating to the negotiation with third parties to separate each one of the Shared Agreements.

5.2.1.3. CBD and Sendas and the respective Subsidiaries thereof shall provide the same accounting and tax treatment to a Shared Agreement, in accordance with applicable Laws and regulations, in line with the treatment previously adopted by the Parties, and undertake not to report or take any tax position inconsistent with such treatment, except by legal imposition or change of interpretation of the applicable Law, which shall be immediately communicated to the other Party.

5.2.2. Mitigation of Adverse Effects. Each of the Parties undertakes to make commercially reasonable efforts to mitigate any and all adverse effects on the other Party, its Affiliates and/or their respective businesses, as a result of negotiations for the conclusion or renewal of agreements and arrangements with third parties within the scope of, or during, the Business Separation. Sendas undertakes to make commercially reasonable efforts, and CBD undertakes to cooperate with Sendas, to negotiate new agreements for Sendas, either with the counterparties of the Shared Agreements, or with other possible suppliers, if any, relating to services, products and/or benefits under any Shared Agreement, so that the Parties terminate, in the shortest possible period, the existing relationships between them under the Shared Agreements, as set forth in Clause 5.2.

5.2.3. Sharing Agreement. The material and human resources shared between the Parties, under the Private Instrument of Expenses Sharing Agreement, signed between the Parties, Via Varejo S.A. and CNova Comércio Eletrônico S.A. on December 15, 2016, as amended and in force (“Sharing Agreement”), shall be segregated and individualized within one (1) year, at most, as from the Effective Spin-off Date, and the Transition Committee may create a specific subcommittee to conduct the activities necessary for the termination, in the shortest possible period, of the relationship established between the Parties under said Sharing Agreement.

5.2.3.1. Back Office. The Transition Committee shall coordinate, and the Parties shall practice, all necessary acts to segregate the teams, processes and systems of human resources, personnel department and other administrative activities currently conducted together, including, but not limited to, payroll processing management and service to subcontractors, provided that the accesses of the members of each team shall be individualized within one (1) year as from the Effective Spin-off Date. Until the completion of the segregation provided for in this Clause, Sendas shall reimburse CBD, and CBD shall reimburse Sendas, however the case may be, for any and all costs and expenses related to the shared activities, maintaining the sharing rules currently practiced by the Parties.

5.2.3.2. The Parties shall comply, and the Transition Committee shall define and manage the action plan, including estimated costs and work schedule, for separation of the activities in connection with the Sharing Agreement.

5.2.4. Information Technology and Systems. Without prejudice to the segregation of the relevant agreements, according to this Clause 5.2, any and all software and computerized systems, as well as the databases of suppliers, employees and service providers, shared by the Parties and/or the respective Subsidiaries thereof, shall be segregated as soon as possible and, in any event, within one (1) year as from the Effective Spin-off Date. Sendas shall use its best efforts, and CBD commits to cooperate with Sendas, to carry out in the shortest possible period any database migration between the Parties, as well as the creation or adaptation of any computerized environment, systems or servers by Sendas, as set forth in Clause 5.2.

5.3. Release of Guarantees. The Party that has any of its obligations or liabilities, or the obligations and liabilities of its Affiliates (“Secured Party”), guaranteed in any way (whether financial guarantees or otherwise) by the other Party and/or by any of its respective Affiliates (a “Guarantor”), undertakes, with the reasonable cooperation of the Guarantor, to make commercially reasonable efforts to release, replace and/or in any way remove the Guarantor from the position of guarantor, warrantor, joint obligor, joint or several debtor (“Guarantee”) in relation to any Liability of the Secured Party, including the removal of any Burden on any Guarantor’s goods and/or assets that may serve as the Guarantee of any Liability of the Secured Party, within six (6) months as from the Effective Spin-off Date, as set forth in Clause 5.3.2.

5.3.1. To the extent necessary to release a Guarantee, CBD or Sendas, as a Secured Party and/or Controlling Company of the Secured Party, undertakes to enter into a guarantee covering the existing Guarantee, or otherwise acceptable to the Parties and creditors, whose agreement shall include the removal of any Guarantee provided by the Guarantor and/or any Burden on a Guarantor’s asset that may serve as a Guarantee for any Liability of the Secured Party, except and to the extent that such existing Guarantee contains representations, agreements or other terms or provisions with which CBD or Sendas, as the case may be, would be unable to comply or endure.

5.3.2. In the event CBD or Sendas, justifiably, is not able to obtain, or ensure the obtaining of any removal or release of the Guarantee, as set forth in Clauses 5.3 and 5.3.1, within the period defined in Clause 5.3, the Secured Party shall (i) monthly pay to the Guarantor, as from the sixth (6th) month after the Effective Spin-off Date, on the 15th (fifteenth) Business Day of each falling due month (the first payment falling due on the eighth (8th) month after the Effective Spin-off Date relating to the immediately previous month), as compensation for the Guarantee, the amount equivalent to the lowest commercial proposal received from, at least, three (3) first class banks and/or insurance companies, applied on a monthly basis to the outstanding balance of the Guarantees not replaced or released (“Fee”) and, in the event the Guarantee remains in effect after eighteen (18) months as from the Effective Spin-off Date, the Fee shall be increased by twenty percent (20%); (ii) indemnify, defend and hold the Guarantor harmless against or from any Liability arising from or related to such Guarantee, and shall, as agent or subcontractor of the Guarantor, fully comply with all Guarantor’s obligations or other Liabilities under the respective Guarantee; and (iii) refrain from renewing or extending the term or scope of any Liabilities, of any nature, whether in the form of a loan, guarantee, lease, agreement or other obligation, for which Guarantor is or may be responsible, unless that Guarantor is finally and completely released from all its obligations as a result of and /or in connection with the respective Guarantee.

5.3.2.1. For purposes of determination and calculation of the Fee, (a) the Parties shall agree within ten (10) days as from the beginning of each month, the balance of the Guarantees, based on which the Fee payable shall be calculated, by comparing the values of the Guarantees of one Party in relation to the other, in the sense that the Party holding the highest value of the secured obligations shall pay the Fee to the other Party; (b) CBD shall be responsible for obtaining the quotations from three (3) first class banks and/or insurance companies, for a guarantee of one (1) year, taking into account the subject matter of the Guarantees (e.g., real estate guarantee) and the existing balance of the Guarantees; provided that the first quotations are obtained at the end of the period of six (6) months as from the Effective Spin-off Date, subject to renewal each twelve (12) months, based on the existing Guarantees at the end of the month before the obtaining of the quotations; (c) CBD shall submit to Sendas, within ten (10) Business Days as from the beginning of each month, the calculation statement of the Fee; and (d) CBD shall submit to Sendas and, however the case may be, copies of the quotations obtained. For clarification purposes, Appendix 5.3.2.1 includes a flowchart of the system referred to in this Clause 5.3.2.

5.3.3. In the event that Guarantor is required to make any payment and/or disbursement as a result of a Guarantee, or, if a Guarantee is executed, the Secured Party shall reimburse Guarantor for the Losses incurred in connection with the Guarantee provided by it, within 48 (forty-eight) hours from the receipt of notice sent by Guarantor to the Secured Party (and to CBD or Sendas, as Controlling Company of the Secured Party, pursuant to Clause 9.1 below), indicating the total amount of Losses, accompanied by proof of payment and the assignment or endorsement of the securities and rights to which Guarantor has been subrogated.

5.4. Insurance. CBD and Sendas shall jointly notify all insurance companies that have issued insurance policies whose coverage covers both Sendas and/or its assets, business and employees, and CBD and/or its other Affiliates and respective assets, business and employees, as listed in Appendix 5.4 (“Existing Insurance”), about the Business Separation, in order to provide insurance coverage in a market standard for Sendas and/or its assets, business and employees, including civil liability insurance for CBD officers who, as a result of the Business Separation, will take on management positions at Sendas, with coverage of events related to Business Separation (D&O runoff) (“Standard Market Insurance Package”). In the event the Existing Insurance is not extended or, for any reason, does not cover a Standard Market Insurance Package for Sendas, Sendas shall contract the necessary insurance so that, under any circumstance, the Standard Market Insurance Package is fully effective as from the Effective Spin-off Date to cover Sendas. CBD shall support Sendas with respect to the insurance coverage contracted by CBD and that are not applicable to Sendas; however, under no circumstance, CBD shall have any responsibility or obligation of any nature before Sendas in the event that any insurance policy is no longer contracted, loses effectiveness or is not paid, for any reason, after the Effective Spin-off Date; CBD’s cooperation for the renewal or extension of Existing Insurance does not represent any CBD’s commitment to ensure insurance coverage for Sendas, its assets, employees, managers, suppliers or business of any nature.

5.4.1. If Existing Insurance, or a portion of them, is extended to Sendas, each Party shall be responsible, on a proportional basis, for any costs and expenses relating to the Existing Insurance, including the extension premium.

5.4.2. Except to the extent that the Existing Insurance policies are extended or renewed according to Clause 5.4 above, as of the Effective Spin-off Date, Sendas will have no rights under CBD or its Affiliates insurance policies. In the event the Existing Insurance policies are extended, Sendas will appear as insured until the original policy term expires, and the new policies shall be contracted individually without any link between CBD and Sendas.

5.4.3. As of the Effective Spin-off Date, in relation to any Liabilities or Losses incurred by Sendas under the Existing Insurance, Sendas shall undertake the necessary measures for submission, and CBD shall cooperate with Sendas in this regard, of claims that could be covered by the Existing Insurance, in the sense that CBD shall transfer to Sendas eventual indemnities with respect to such claims within fifteen (15) days after the receipt of the respective values; provided that such cooperation will be subject to the terms and conditions of such insurance policies, including any limits of coverage or scope, any deductibles, and other fees and expenses, and will be subject to the following additional conditions:

(A)	Sendas shall indemnify, hold CDB harmless from and refund CBD for any deductibles, fees, costs and expenses incurred by CBD in connection with any claims made by CBD under Existing Insurance on behalf of Sendas, including any indemnification payments, agreements, judgments, legal fees and claim expenses; and

(B)	Sendas shall bear exclusively (and CBD will have no obligation to repay Sendas) and will be responsible for all uninsured, overdraft, unavailable or uncollectible amounts under the respective policies.

5.4.4. All payments and reimbursements by Sendas under this Clause 5.4 shall be made within fifteen (15) days after receipt by Sendas of a notice from CBD on this subject. If CBD incurs costs to enforce Sendas’ obligations contained herein, Sendas agrees to reimburse CBD for such execution costs, including attorney’s fees.

5.4.5. With respect to Existing Insurance, CBD will retain the exclusive right to control its insurance policies and programs, including the right to settle, release, repurchase or otherwise resolve disputes regarding any of its insurance policies and programs and to change, modify or waive any right under such insurance policies and programs, regardless of whether such policies or programs apply to any Sendas’ Liabilities or claims that Sendas has made or could make in the future, except for the fact that CBD shall consult Sendas before the performance of any of these acts that could directly or indirectly impact Sendas. Each of the Parties shall cooperate with each other and share such information, as reasonably deemed necessary, so that the other Party is able to manage and conduct the insurance issues.

5.4.6. Sendas expressly acknowledges and agrees that CBD will have no obligation or responsibility towards Sendas as a result of insurance policies and practices of CBD and its Affiliates in force at any moment, including as a result of any insurance coverage, the credit quality of any insurance company, the terms and conditions of any policy or the suitability or timing of any notice to any insurance company with respect to any claim or potential claim or otherwise.

5.5. Labor Matters.

5.5.1. Unions and Associations. Bearing in mind that the negotiation before employer and employee unions and associations of the Parties is currently carried out by CBD, the Parties shall undertake commercially reasonable efforts to conduct individual negotiations before such unions and associations, as applicable, so that Sendas is able to conduct such negotiations on Sendas’ own behalf and independently from CBD within one (1) year, at most, as from the Effective Spin-off Date. Until Sendas is able to conduct such negotiations on Sendas’ own behalf and independently, the negotiations of the labor collection agreement shall be conducted by associates of both Parties, taking into consideration the maximum term of one (1) year as from the Effective Spin-off Date for separation, and the Transition Committee shall establish a specific subcommittee to conduct activities related to the segregation of the negotiation before employee unions, with the purpose of mitigating potential adverse effects resulting from this segregation for the Parties.

5.5.2. Incentive Plans. The Parties undertake, until the Effective Spin-off Date, to (i) amend the agreements (and applicable programs, as the case may be) currently in effect, relating to the Share Call Option Plan and the CBD Shares Call Option Remuneration Plan, so that the current beneficiaries of the respective programs, including beneficiaries who take and will take positions in Sendas after CBD Partial Spin Off, will have right, within the scope of the respective agreements, to exercise the options and receive shares issued by both Parties, according to the premises contained in Appendix 5.5.2(i); (ii) create and undertake the necessary measures to approve Sendas’ new stock option plans and compensation under stock option plans, including respective programs, under terms that are substantially similar to the terms and conditions of such CBD’s plans; and (iii) enter into the Employee’s Transfer Agreement to govern, among other aspects, the allocation of costs and expenses relating to the performance of such share-based compensation plans, in the form of the draft included in Appendix 5.5.2(iii).

5.6. Real Estate Matters. Without prejudice to the corporate acts relating to the contribution of CBD’s Real Estate to Sendas, the Parties undertake to sign any and all documents, including public deeds, and to take any and all measures, including the rectification of corporate documents, which are necessary for the transfer from CBD’s Real Estate to Sendas, upon reasonable request from the other Party.

5.6.1. Sublease and Assignment. The real estate leased by any Party and/or its Affiliates, which include areas taken by the other Party, including the real estates described in Appendix 5.6.1, shall be subject to contractual assignment or sublease, however the case may be, by the tenant to the other Party and/or its Affiliates, with remuneration compatible with the rent amount due under the respective lease agreement vis-à-vis the proportion of the area taken (or used, with common areas) by the Parties and their respective Affiliates. In any event, lease agreements that benefit both Parties shall be considered Shared Agreements, being applicable, mutatis mutandi, the provisions of Clause 5.2 above.

5.6.1.1 The real estate referred in Appendix 5.6.1.1, which will be subject to own contracts to be signed by the Parties, will be governed solely by the rules established in such contracts, not applying the provisions of this Agreement.

5.6.2. Combo Stores. In relation to the stores identified in Appendix 5.6.2, the Parties agree to enter into, through September 30, 2021, instruments in writing to govern the shared use of these real estates.

5.6.3. Galleries. Sendas and Fronteira Serviços Imobiliários Ltda., limited-liability company, Controlled by CBD and enrolled with CNPJ under nº 34.309.019/0001-36 (“Fronteira”), shall enter into, and CBD shall ensure Fronteira to enter into, through the Effective Spin-off Date, a gallery management agreement, which shall govern the provision of real estate services by Fronteira to Sendas, mainly in the form of the draft included in Appendix 5.6.3. CBD shall assign to Sendas its contractual position in connection with any and all sublease agreements relating to real estates of which Sendas is the lessor, in which case both Parties shall negotiate with the respective sublessees and undertake commercially reasonable efforts to perform such assignment in the shortest time possible.

5.6.4. Real Estate Regularization. The real estate regularization (such as, registry of ownership and obtaining of licenses, authorizations and permits) and the implementation of eventually necessary refurbishments, including costs and expenses, in relation to the CBD’s Real Estates and Dom Pedro Real Estate, shall be under Sendas’ exclusive responsibility, except for the environmental Liabilities under CBD’s responsibility, as set forth in Clause 4.2(v). The Parties agree to undertake commercially reasonable efforts and contribute between each other to obtain any regularization, licensing and refurbishment in real estates, as reasonably requested, as set forth in this Clause.

5.6.4.1. The Parties agree that the eventual real estate regularization or refurbishment deemed necessary to the operation of the Parties and its Affiliates in the real estates identified in Appendix 5.6.4.1 shall be exclusively under the CBD’s responsibility, provided that, however (i) the costs and expenses relating to the areas used by Sendas shall be assumed by Sendas, except as set forth in the respective agreements that have been or shall be entered into between the Parties; and (ii) CBD shall present to Sendas three (3) budgets for the contracting of advisors and/or performance of works, previously to the respective contracting or performance; and Sendas shall be entitled to the right to select for contracting any of the budgets presented or, alternatively, present a fourth (4th) budget covering the same scope of services.

5.6.5. Dom Pedro Real Estate. Sendas shall expressly assumes, and agrees to undertake any necessary measures to comply with all obligations and responsibilities attributed to any of the Parties, including past events, in the context of Public Civil Action 0053712-05.2010.8.26.0114, before the 1st Public Treasury of Campinas (Plaintiff: Public Prosecution Office of the State of São Paulo/Defendant: Companhia Brasileira de Distribuição and Municipality of Campinas), as well as the agreements entered into or to be entered into with any Governmental Authorities in relation to Dom Pedro Real Estate in connection with such Public Civil Action 0053712-05.2010.8.26.0114 (in relation to the agreements that may be entered into, Sendas shall agree with the respective terms set forth therein before signature thereof), including, but not limited to, the Policy Adjustment Commitments (TACs) entered into with the Public Prosecution Office of the State of São Paulo and the Municipality of Campinas. In addition, Sendas shall protect, to the extent permitted by applicable Law in force, and hold CBD harmless from any responsibilities relating to Dom Pedro Real Estate, except for any environmental Liabilities, which triggering event has taken place before February 28, 2019 (inclusive), under CBD’s exclusive responsibility.

5.6.6. Gas Stations. The Parties agree that, on the Effective Spin-off Date, Sendas shall transfer the tangible and intangible assets related to the Gas Stations, as set forth in Clauses 2.2(ii) and 2.3(iii), and shall discontinue the activities developed in the Gas Stations, which may be conducted by CBD or any company Controlled by CBD, at CBD’s exclusive discretion, upon obtaining of all licenses and authorizations deemed necessary to operate the Gas Stations, under CBD’s own brand or under the brand of any CBD’s Subsidiary.

5.6.6.1. The agreements that remain effective between the Parties after the Effective Spin-off Date, in relation to the operation of any gas station (including the Gas Stations) under the “Assaí” brand or any other brands exclusively owned by Sendas, shall be amended or terminated, however the case may be, to reflect the discontinued use by CBD of the “Assaí” brand and any other brands exclusively owned by Sendas.

5.6.6.2. The Parties agree that any and all gas stations operated by CBD, under the “Assaí” brand, shall operate, after six (6) months counted from the Effective Spin-off Date, under independent brands owned by the fuel suppliers.

5.7. Passive Claims. Subject to the provisions of Clause 5.9 below, at any moment after the Effective Spin-off Date, if a Party receives notice, subpoena or otherwise becomes aware of any preparatory act, injunctions or filing of a Third-Party Claim that may result in Losses for both Parties and/or respective Subsidiaries thereof, which are not fully indemnified by one Party to the other Party (“Shared Third-Party Claim”), such Party shall notify the other Party in writing within 1/3 (one third) of the legal period for presentation of Defense against said Shared Third-Party Claim or within 10 (ten) Business Days, whichever is shorter, and if the legal term for Defense is 5 (five) days or less, the notice referred herein will be given until the half of the legal term for Defense, and shall describe the Shared Third-Party Claim in reasonable detail, including, but not limited to (i) the amount of the Shared Third-Party Claim, if any, (ii) the facts and circumstances that resulted in the Shared Third-Party Claim, and (iii) the full copy of the subpoena, notification, notice or summons related to the Shared Third-Party Claim. Notwithstanding the foregoing, the failure of any Party to provide notice under this Clause will not prejudice the rights of such Party under this Agreement and/or under the Shared Third-Party Claim, except to the extent that the Party that should receive the communication and/or conduct of the Defense of the Shared Third-Party Claim has been impaired by the failure to provide notice under this Clause.

5.8. Active Claims. Each Party undertakes to cooperate with, and make commercially reasonable efforts to assist, the other Party in conducting any Claim filed by such Party and/or its Subsidiaries prior to the Effective Spin-off Date and/or in conducting any Claim based on facts, acts, agreements and/or legal relationships, prior to the Effective Spin-off Date, involving both Parties and/or their Affiliates, in any event, against any third parties, including, but not limited to, Governmental Authorities, but provided that they are not related parties of one of the Parties (“Active Claim”). If the Parties and/or their Affiliates have common interests in an Active Claim (“Shared Active Claim”), the Parties shall comply with the provisions set forth in Clause 5.9 below, including the Shared Active Claims referred to in Appendix 5.8.

5.9. Conduction of Shared Claims.

5.9.1. Control of Shared Claim.  The Parties shall establish which Party has the greatest financial interest in the Shared Claim and such Party shall be responsible for controlling the Active Claim or Defense strategy of the Shared Third-Party Claim, as the case may be. If the Parties define that the shared conduct is in the best interest of the Parties, the strategies will be equally shared, and in the event of disagreement, the strategy of the Party that has the largest monetary amount at risk in the Shared Third-Party Claim or the largest potential pecuniary benefit arising from the Active Claim shall prevail.

5.9.2. Defense Costs Allocation.  The Party responsible for conducting the Shared Claim will be solely responsible for all costs and expenses incurred in connection with such Shared Claim and will only be entitled to reimbursement from the other Party for the costs and expenses that are incurred during the Shared Claim course in proportion to the Losses or economic benefits, as the case may be, attributable to that other Party. If there is a decision to share the conduction of the Shared Claim, each Party will be solely responsible for the costs of its own attorneys.

5.9.3. Right to Monitor and Participate. A Party that does not conduct any Shared Claim (or does not control the Defense, if applicable) will be entitled to appoint an attorney of its own choice to monitor (but not to control) such Shared Claim, and attorney’s fees and expenses will be borne by such Party, who shall make commercially reasonable efforts to cooperate with the Party that conducts the Shared Claim, including, but not limited to, making available to that Party all the witnesses, information and materials in its possession, except if there are real or potential conflicts of interest between the Parties that render joint representation inadequate.

5.9.4. Impossibility of Transacting Rights. The Party that conducts the Shared Claim shall not transact or compromise rights without the prior and express consent of the other Party, unless the respective agreement (i) is communicated to the other Party 10 (ten) days in advance or half of the legal term for its execution, whichever is shorter; (ii) refers exclusively to payment in cash; (iii) does not result in damage to the image or create a material adverse precedent to the other Party; and (iv) in the case of Shared Third-Party Claim, provides for full discharge with the total, unconditional and irrevocable release of the other Party from all responsibility in connection with the respective Shared Third-Party Claim, or, in the case of an Active Claim, ensures to the other Party, at least, the economic benefit intended by it with the respective Active Claim.

5.9.5. Provision of Information and Documents. Each Party undertakes to (i) provide the other Party and its Affiliates with any and all information, documents, materials and/or access to Persons, which are in its possession and/or under its control or authority, as reasonably requested, including, but not limited to, the granting of mandates, in physical or electronic form, as well as (ii) make commercially reasonable efforts to meet the other requests of the other Party, in any event, to enable the conduction of any Shared Claim, according to this Clause 5.9. Information, documents, materials and/or access to Persons, which are in possession and/or under the control of one of the Parties and/or its Affiliates, shall be provided within the term equivalent to 1/3 (one third) of the legal period for submission of such information and/or document within the scope of a Shared Claim or within 10 (ten) Business Days, whichever is shorter, provided that, if the referred term is 5 (five) days or less, the provision shall occur up to half of the applicable term. The failure of one of the Parties to provide such information, documents, materials and/or access to Persons, including untimely provision or at a later time, will not in any way prejudice that Party’s rights in relation to such Shared Claim, except to the extent that such failure impairs the conduction of the Shared Claim and/or results in Losses for the other Party.

5.9.6. Legal Guarantees. Without prejudice to the provisions set forth in Clause 5.9.5 above, if it is necessary to present a guarantee or insurance under a Shared Claim, the Party (or its Subsidiary) that appears as a party of the Shared Claim must obtain quotes for guarantees and insurance offered by top-tier banks or insurance companies and contract the lowest price guarantee or insurance (provided the necessary coverage is provided), providing the Party conducting such Shared Claim, as the case may be, in a timely manner, with all documents relating to such guarantee or insurance to be presented under the Shared Claim.

5.9.7. Reports. The Party conducting a Shared Claim shall provide the other Party (i) with a quarterly report, in writing, to be delivered by the last day of each quarter (i.e., March 31, June 30, September 30 and December 31 each year), detailing the Shared Claims, including, but not limited to, the progress and other information reasonably required by the Parties; (ii) a monthly report, to be delivered on the 1st(first) Business Day of each month, with the indication of the amounts involved in each Shared Claim whose risk assessment requires the establishment of an accounting provision; and (iii) a monthly report, to be delivered by the 4th (fourth) Business Day of each month, with the indication of the amounts involved in each Shared Claim that does not require the establishment of an accounting provision. In addition, through the Transition Committee (or a subcommittee created by the Transition Committee) a reasonably acceptable procedure will be established for automatic submission of reports and electronic notices to feed a dispute management system when any Shared Claim is filed, procedurally evolves or is terminated.

5.9.8. Payment of Reimbursements or Indemnifications. The Party that has borne Losses resulting from Shared Claims that should be, totally or partially, under any Transaction Document or applicable Law, supported by the other Party and/or its Subsidiaries, shall send notice to this other Party, indicating the details of its bank account and the amount to be reimbursed or indemnified, accompanied by proof of the effective disbursement of the Loss (including payment slip and receipt, as applicable) and copy of the respective final and unappealable decision (not subject to appeal) that gave rise to the Loss, if applicable, and the other Party shall make the payment of the reimbursement or indemnification, by depositing or transferring funds immediately available to the bank account indicated in the notice, (i) within ten (10) Business Days as from the beginning of the quarter after the receipt date of the respective notice or (ii) within ten (10) Business Days as from the date such Losses are equivalent to or above thirty million reais (R$30,000,000.00), whichever takes place firstly.

5.9.9. Onlending of Economic Benefits. The Party that receives any amounts or obtains any economic benefits (including, but not limited to, the recovery of Losses already indemnified or reimbursed by the other Party, under this Agreement, and the Use of Tax Supervenience) that, totally or partially, are attributable or should be paid to the other Party and/or its Subsidiaries, shall transfer to the other Party the due amount, as well as provide to the other Party all and any calculations and assumptions relating to the transferred amounts, (i) within ten (10) Business Days as from the beginning of the quarter after the receipt date of the respective amounts or (ii) within ten (10) Business Days as from the date such amounts are equivalent to or above thirty million reais (R$30,000,000.00), whichever takes place firstly.

5.9.10. Advisors Fees. The Parties agree that the fees, costs and expenses of any advisors (including attorneys) contracted by the Parties in connection with the conduction of the Shared Claims shall be billed directly to the Party that will be responsible for the payment of such fees, costs and expenses, regardless of whether they consist of Indemnifiable Losses under the Transaction Documents.

5.9.11. Court Deposits. The Parties agree that all and any amounts relating to the court deposits referred to in Appendix 5.9.11 shall be exclusively allocated to CBD, although such court deposits have been performed on behalf of Sendas, provided that (i) in the event such deposits are provided, at any time, Sendas shall transfer such amounts to CBD in conformity with the provisions set forth in Clause 5.9.9, or (ii) in the event such deposits are, fully or partially, used in the settlement of any Losses in connection with any Claim, the amounts relating to such deposits shall be (a) used to pay the indemnification payable by CBD to Sendas in connection with this Agreement, however the case may be, in relation to the Losses in connection with such Claim; and/or (b) reimbursed to CBD by Sendas, in accordance with the amount allocated to the Claim, in the event the Losses in connection with such Claim are not indemnified by CBD to Sendas, as set forth in Clause 5.9.9.

5.9.12. Tax Credits. In the event that any of the Parties conducts a Claim for ratification of credits against tax Governmental Authorities (“Tax Active Superveniences”), including due to the overpayment of Taxes or statement of rights that implies the return of financial amounts to the Parties, for the benefit, totally or partially, of the other Party and/or its Affiliates, such Party shall conduct the Claim in good faith and in the best interest of both Parties, proceeding to offset or refund the amount administratively ratified, according to the chronology order of the Tax Active Superveniences (i.e., first offsetting the oldest Tax Active Superveniences) (“Use of Tax Supervenience”) in the shortest possible period. Once the economic benefit of the Tax Active Supervenience has been obtained through the Use of the Tax Supervenience, the Party directly benefited shall pass on the amount of the economic benefit attributable to the other Party within ten (10) Business Days as from the beginning of the quarter after the Use of Tax Supervenience, as set forth in Clause 5.9.9.

5.9.12.1. If the Use of Tax Supervenience is subsequently rejected by the competent tax Governmental Authority, the Parties shall make commercially reasonable efforts to defend the maintenance of such Use of Tax Supervenience, and the Party with the greatest economic benefit involved in this Use of Tax Supervenience being entitled to conduct the respective defense, subject, as applicable, to the provisions of Clause 5.9.1. If there is a final and unappealable decision confirming the rejection of the Use of Tax Supervenience, the Parties will be responsible for the payment of the debt and other costs, expenses, penalties, arrears and other monetary amounts that may be charged by the tax Governmental Authority as a result of such tax rejection, in proportion to the economic benefit enjoyed by each Party in connection with the respective Use of the Tax Supervenience. In the event that the refusal of the Use of Tax Supervenience arises from the exclusive fault of one of the Parties, this Party will be the sole and exclusive responsible for the payment of the debt and other charges resulting from such refusal, even though both Parties have benefited from the Use of the Tax Supervenience.

5.9.12.2. The Parties expressly agree that any Tax Active Superveniences relating to all Multi Retail activities, which triggering event is dated before the Multi Retail Business Spin-off Date (including), shall belong exclusively to CBD and, in the event of Use of the Tax Supervenience by Sendas in relation to such Tax Active Superveniences, Sendas shall fully transfer to CBD the respective economic benefit arising from such Use of the Tax Supervenience, in conformity with the provisions set forth in Clauses 5.9.12 and 5.9.12.1.

5.9.12.3. The Parties agree to undertake reasonably commercial efforts so that the Use of the Tax Supervenience takes place in the shortest period and in conformity with the chronological order of the Tax Active Superveniences, although to the exclusive benefit of the other Party and/or its Subsidiaries. The Party responsible for the Claim relating to any Tax Active Supervenience, which may partially or fully benefit the other Party and/or its Subsidiaries, shall provide to such other Party, whenever reasonably requested in advance, a report on the progress and current position of the Claim.

5.10. Related-party Transactions. Without prejudice to the other provisions set forth in this Agreement, the Parties shall undertake commercially reasonable efforts to jointly review, negotiate, amend, terminate and/or promote the novation in good faith of all accords and agreements that remain effective between the Parties (and/or its respective Subsidiaries) after the Effective Spin-off Date, in order to align the existing relationship between the Parties with the respective related-party transaction policies and other rules in connection with these transactions, in the shortest time possible.

5.10.1. The Parties agree to, within six (6) months as from the Effective Spin-off Date, contract the guarantees under market terms and conditions with first class insurance companies, with respect to any real estate leased or subleased by any Party and/or respective Subsidiaries to the other Party and/or respective Subsidiaries, with a coverage term of twelve (12) months, renewable for equal periods, over the respective agreement. The delay or lack of fulfilling of the obligation of contracting guarantees, in accordance with this Clause, shall create an obligation for the defaulting Party to pay a penalty to the other Party in the equivalent of three (3) months rental which is due under the relevant lease or sublease agreement, whichever the case may be; the monthly rental will be based in the previous month rental, which shall be multiplied by the number of months delayed, having the non-defaulting Party the right to terminate the relevant lease or sublease agreement and/or be indemnified for all losses and damages which may have occurred due to the lack of fulfillment of such obligation.

5.11. Financial Statements. In order to comply with the obligations before CVM, SEC, B3 and NYSE, the Parties shall cooperate with the exchange of information for purposes of preparation and disclosure of the financial statements. The Transition Committee shall implement a supporting committee (“Disclosure Subcommittee”), which shall be responsible for the review and approval of information, representations, statements, declarations, instruments and other accounting and/or financial statements and documents, including reports and forms, which shall be disclosed by the Parties or registered or filed with CVM or SEC, which contents shall reflect, although partially, the Business Separation and/or the business, transactions and accounting of the other Party, in the sense that the Disclosure Subcommittee shall ensure the consistency of such information or documents with similar information and documents previously disclosed by the Parties. All disclosures to be performed by any of the Parties under this Clause shall be submitted to the Disclosure Subcommittee within reasonable advance to ensure the proper review of the respective information or documents by the Disclosure Subcommittee. Except if determined by the applicable Law in force, none of the Parties shall disclose any accounting or financial information that may conflict, totally or partially, with any information or document previously disclosed by the other Party, except if such disclosure has been previously approved by the Disclosure Subcommittee.

5.11.1. The Parties shall fully cooperate and undertake commercially reasonable efforts to ensure that the Parties’ auditors cooperate, as necessary, with the preparation of any and all statements and financial and/or accounting statements, including reports and forms, under the applicable Law in force, including those that shall be filed with CVM, SEC, B3 or NYSE (“Mandatory Disclosure”). Without prejudice to the provisions set forth in Clause 7.3 below, each of the Parties shall provide to the other Party any information that has been reasonably requested in connection with the Mandatory Disclosure, on a timely basis, in order to ensure that the other Party shall be able to prepare and disclose any Mandatory Disclosure within the term set forth in the applicable Law in force.

5.12. Bellamar’s Shareholders’ Agreement. As of the date hereof, the Parties entered into the Bellamar’s shareholders’ agreement, as set forth in Appendix 5.12, in order to govern the relationship between the Parties as the Bellamar’s shareholders (“Bellamar’s Shareholders’ Agreement”).

5.13. Proxies. The proxies granted by one Party or its Subsidiaries to the other Party and/or its Subsidiaries or respective employees, associates and service providers thereof shall be deemed automatically revoked on the Effective Spin-off Date, regardless of notice, except for the proxies referred to in Appendix 5.13, which shall solely be revoked upon notice to the respective signatories on a timely basis to avoid any negative impact in the management of the Parties’ and its Subsidiaries’ businesses.

6. Distribution of Sendas’ Shares

6.1. Shares Prior to Distribution. Before the distribution of the Sendas’ shares to the CBD’s shareholders (“Distribution”) and in conformity with the terms and conditions set forth in this Agreement, the Parties shall undertake, or shall ensure the undertaking of the following actions with respect to the Distribution:

(i)	Notice to the Shareholders. CBD and Sendas shall agree with B3 the Distribution date (“Effective Date of Distribution”).

(ii)	Sendas’ Registry as a Publicly-held Company and Listing with B3. Through the Effective Date of Distribution, Sendas shall have been registered as the issuer, under category A, before CVM, in the sense that Sendas’ shares shall have been admitted for trading in B3.

(iii)	Admission for Trading of the ADRs in NYSE. Through the Effective Date of Distribution, Sendas shall have ADRs representing the shares admitted for trading in NYSE.

(iv)	ADRs Deposit Agreement. The deposit agreement shall have been entered into to indicate a depositary to the ADRs representing the Sendas’ shares;

(v)	Sendas’ Managers. Through the Effective Date of Distribution, CBD and Sendas shall undertake all necessary measures so that (a) the Sendas’ managers have been duly indicated and taken office; and (b) the composition of Sendas’ management has been disclosed to the market;

(vi)	Securities Laws. Sendas shall file any documents, amendments or supplements, as deemed necessary or advisable, in order to ensure that the registry forms become and remain in effect as determined by CVM and SEC or the applicable Laws in force. CBD and Sendas shall cooperate with the preparation and filing with CVM and SEC of the documents and information deemed necessary to reflect the transactions contemplated by this Agreement and the other Transaction Documents, including any documentation and commitment letters to undertake or not any acts deemed necessary or advisable to perform the Distribution as soon as possible. CBD and Sendas shall undertake all necessary or adequate measures set forth in the applicable Laws in force in connection with the Distribution.

(vii)	Information Availability Statement. CBD shall submit the necessary information on the Distribution to the holders of ADRs and shares issued by CBD, as set forth in the applicable Law in force.

6.2. Distribution Conditions. The completion of the Distribution shall be subject to the performance of the following conditions:

(i)	SEC shall have declared the effectiveness of the Form 20-F and no order suspending the effectiveness of the Form 20-F shall be in effect or being analyzed by SEC;

(ii)	the information shall have been submitted to the holders of the CBD’s shares and ADRs, subject to the proper disclosure by the means defined by the applicable Laws in force;

(iii)	the Corporate Reorganization shall have been validly implemented;

(iv)	all approvals or notices by any Governmental Authorities deemed necessary for the performance of the Distribution shall have been obtained;

(v)	no Order shall have been issued and no other legal restriction or prohibition that prevents the completion of the Business Separation, the Distribution or any transaction set forth in this Agreement or the other Transaction Documents shall be in force; and

(vi)	no other event or fact shall exist or shall have taken place that, based on the opinion and exclusive discretion of the CBD’s Board of Directors, would make the Business Separation, the Distribution or any transaction set forth in this Agreement or the other Transaction Documents not advisable.

6.2.1. The abovementioned conditions are exclusively to the CBD’s benefit and shall not originate or create any obligation by CBD or the CBD’s Board of Directors to waive or not waive any such condition, or otherwise limit the CBD’s right to terminate this Agreement. Any resolution undertaken by the CBD’s Board of Directors, before the Distribution, with respect to the performance or waiver of any or all conditions set forth in this Clause 6.2 shall be final and shall bind the Parties. In the event CBD waives any material condition, CBD shall immediately disclose the material fact to the market with respect to such decision.

6.3. Delivery of Sendas’ Shares. The Distribution shall take place on the Effective Distribution Date, upon delivery to the CBD’s shareholders of the Sendas’ Shares, at the ratio of one share issued by Sendas for one share issued by CBD, as set forth in the CBD’s Partial Spin-off Agreement, provided that (i) the shareholders whose shares are deposited in B3’s Central Depositary shall receive the Sendas’ Shares through the respective custody agent; (ii) the shareholders holding the book-entry shares, not deposited in B3’s Central Depositary may receive the Sendas’ Shares directly from the bookkeeper contracted by Sendas; and (iii) the holders of the ADRs representing the CBD’s shares shall receive the ADRs representing the Sendas’ Shares duly admitted for trading in NYSE.

7. Other Covenants

7.1. Expenses. The costs and expenses incurred with legal costs and attorneys’ fees, accountants, financial consultants and other external professionals, and financial institutions relating to the Business Separation, this Agreement and all other transactions related thereof, shall be equally shared between the Parties.

7.1.1. Rendering of Accounts. Within sixty (60) days as from the Effective Distribution Date, each of the Parties shall render accounts to the other Party with respect to all and any costs and expenses to be apportioned between the Parties; and the Party that has assumed the lowest value of these costs and expenses shall reimburse the other Party in order to comply with the cost apportionment set forth in Clause 7.1. The costs and expenses referred to in this Clause shall be reimbursed within ten (10) Business Days as from the beginning of the quarter immediately after the conclusion of such rendering of accounts, in conformity with the provisions set forth in Clause 7.7

7.2. Confidentiality. The Parties agree to maintain the confidentiality and not disclose to the public the terms and conditions set forth in this Agreement and other confidential information provided by one Party to the other in the context of the Business Separation, within five (5) years as from the Effective Spin-off Date, without the previous consent of the other Party, except for the conditions set forth in Clause 7.2.1 below. In addition, each of the Parties and the respective officers, directors and employees thereof agree to handle as strictly confidential and do not disclose to any third parties any confidential information related to the other Party and respective Affiliates thereof, except for any information that (i) is or may be disclose to the public; (ii) had already been known by the receiving Party on the date of such disclosure by the other Party; or (iii) has been lawfully received, by any of the Parties, from third parties that are not subject to any confidentiality obligation before the other Party.

7.2.1. The confidentiality obligation set forth in this Agreement shall not prevent the Parties to disclose the information under the terms and strict limits determined by the applicable Law in force, inclusive for purposes of registry before CVM, B3, SEC and NYSE. In the event any of the Parties and/or respective Affiliates are obligated, as set forth in the applicable Law in force or by any proper Governmental Authority, to disclose, in the whole or in part, any confidential information referred to in this Clause 7.2, such Party may disclose such information without being subject to indemnifications or charges, and shall notify the other Party with respect to such disclosure obligation (if possible, before the respective disclosure).

7.2.2. Marketing. The Parties shall agree with respect to the disclosure of any notes, press releases or other public statements relating to the Business Separation, including the Corporate Reorganization and the Distribution, or any other transaction in connection with the Transaction Documents.

7.3. Sharing of Information. Without prejudice to any other provisions set forth in the Transaction Documents and except for any request relating to any pending or threatened Claim, by one Party and/or respective Affiliates thereof against the other Party and/or respective Affiliates thereof, each of the Parties shall provide to the other Party and/or respective Affiliates thereof, as requested, with reasonable advance, at any time before or after the Effective Spin-off Date, in the shortest possible period, any information and/or document under the control or owned by the respective Party and/or Affiliate thereof, including the access to Person under the authority thereof, for purposes of (i) performance of the obligations by the requesting Party and/or respective Affiliates thereof in conformity with any applicable Law in force, including, but not limited to, by virtue of Orders; (ii) use by the requesting Party and/or the respective Affiliates thereof in lawsuits and/or administrative and arbitration proceedings; and/or (iii) performance of the obligations assumed by the requesting Party and/or respective Affiliates thereof in connection with this Agreement or the other Transaction Documents, or, in addition, in connection with any other agreements, accords or commercial arrangements in force before the Effective Spin-off Date. The requesting Party shall use the respective information and/or document exclusively for the purposes provided for in this Clause and in strict compliance with the applicable Law in force, including, but not limited to, Law 13709, of August 14, 2018, as amended and in force (“LGPD”).

7.3.1. The provision of information and/or documents as set forth in this Clause 7.3 shall comply with the rules applicable to the personal data sharing set forth in LGPD, however the case may be and, except as set forth in Clause 7.3.3, shall not grant any property or license right to the requesting Party with respect to the information and/or documents provided thereto.

7.3.2. Except if otherwise set forth in the Transaction Documents, the requesting Party shall reimburse the disclosing Party for any costs and expenses, if any, effectively incurred with the obtaining, preparation and/or provision of the respective information, document or access to Persons, as applicable.

7.3.3. After the Effective Spin-off Date, (a) Sendas shall deliver to CBD all and any information and/or documents controlled or owned by Sendas, as well as ensure the reasonable access to Persons under Sendas’ responsibility, which hold information relating to Compre Bem and/or Gas Stations; and (b) CBD shall deliver to Sendas any and all information and/or documents controlled or owned by CBD, as well as ensure the reasonable access to Persons under CBD’s responsibility, which hold information relating to CBD’s Real Estates and Sendas (in relation to Sendas, provided that such information and/or documents are exclusively related to Sendas).

7.3.4. Data Protection Agreement. The Parties shall enter into a Personal Data Handling Agreement, in the form of the draft included in Appendix 7.3.4, which shall govern the obligations attributed to the Parties in relation to the exchange of information and provision of personal data, as well as the responsibility and indemnity of the Parties by virtue of possible violations of the LGPD.

7.3.5. Documents Forwarding. In the event any of the Parties and/or Affiliates thereof receive communications, summons and/or notices relating to Third-Party Claims eventually addressed to the other Party and/or any Affiliates thereof, the Party that has received such communication, summon and/or notice agrees to inform and submit such documents to the other Party within the period equivalent to one third (1/3) of the legal period for presentation of the Defense against such Third-Party Claim or within five (5) Business Days, whichever is the shortest period, provided that, in the event the legal term for Defense is five (5) days, such documents shall be delivered within up to a half of the term for the Defense. The other communications received by one Party and/or Affiliates eventually addressed to the other Party and/or any of the Affiliates thereof shall be submitted to the proper recipient within five (5) Business Days.

7.3.6. Transfer of Amounts. Without prejudice to any other provisions set forth in this Agreement, the Party that has received any amounts that should have been allocated to the other Party (and/or Affiliates thereof) shall transfer such amounts to the other Party within five (5) Business Days from the respective receipt date, subject to the provisions set forth in Clause 7.7.

7.4. Non-Solicitation. Except as otherwise agreed between the Parties, over the period of twelve (12) months as from the Effective Spin-off Date, the Parties and any of the respective Affiliates shall not, directly or indirectly, (i) persuade any person holding any management or executive position, statutory or not in the other Party and/or respective Affiliates thereof to resign or terminate the employment relationship with such Party; and (ii) engage such persons as employees or service providers.

7.5. Other Documents and Approvals. Each of the Parties agrees to enter into any documents and adopt any measures that may be deemed necessary or advisable, from time to time, to comply with this Agreement and perform the Business Separation. In this regard, the Parties agree to cooperate and undertake commercially reasonable efforts to obtain all and any approvals, consents, permits, authorizations, certificates, registries, filings and other documents and/or third-party acts in the shortest possible period.

7.5.1. Compliance Certificates. The CBD’s compliance and internal control policies and procedures are, as of the date hereof, applicable to Sendas as the CBD’s Affiliate. In order to ensure the presentation by the Sendas’ officers of the certificates referred to in Section 302 of the Sarbanes-Oxley Act of 2002 (“SOX”), CBD shall, in relation to any periods before the Effective Spin-off Date (inclusive), provide to Sendas one or more certificates (in the format agreed between the Parties in good faith) relating to such compliance and internal control procedures and respective effectiveness thereof, for purposes of such Section 302 of the SOX, within thirty (30) days as from the end of any quarter in which Sendas’ financial information has been disclosed.

7.5.1.1. Each Party agrees to comply with the regulatory requirements of the other Party, as requested by auditors or other Governmental Authorities, relating to periods before the Effective Spin-off Date. The Party requesting such procedures shall be responsible for possible costs and expenses and maintain such procedures to the shortest extent possible.

7.5.2. Tax Compliance. In addition to the sharing of information referred to in Clause 7.3 above, each of the Parties agrees to undertake, at the Parties’ own expenses, all measures deemed necessary for the regularization of any acts, events and/or facts under the responsibility of each Party that may prevent the issuance of Tax Compliance certificates (debt clearance certificates and/or debt clearance certificates with negative effects) on behalf of the other Party, including, but not limited to, the obtaining of Orders for suspension of the obligation or the right that the non-performance would not prevent the issuance of the certificate on behalf of the other Party, or the performance of the Liability that has prevented the issuance of such certificate, within ten (10) days as from the notice in this regard submitted by the other Party.

7.6. Offset. The Parties agree to offset, although partially, any and all net debts, overdue and existing between the Parties in connection with the Transaction Documents, in conformity with articles 368 and following articles of the Civil Code.

7.7. Delayed Payment. In the event one of the Parties fails to perform, on a timely basis, the payment or reimbursement or transfer of any amounts set forth herein, such Party shall be subject to the payment or transfer of the overdue amount, adjusted based on the CDI rate between the maturity date and the effective payment date, plus interest of arrears of two percent (2%) per year, on a proportional basis.

7.8. Data Room Copy. CBD agrees to deliver to Sendas, within thirty (30) days as from the Effective Distribution Date, a media certified by Intralinks including a copy of the contents of the virtual data room relating to the Business Separation.

8. Resolutive Condition and Termination

8.1. Resolutive Condition. The Parties acknowledge that this Agreement shall be entered into under the resolutive condition, as set forth in articles 127 and 128 of the Civil Code, in the sense that such Agreement may be immediately terminated in the event the CBD’s Partial Spin-off has not been approved by the shareholders of the Parties, and/or the Corporate Reorganization or Distribution has not been implemented through June 30, 2021 (“Resolutive Condition”).

8.1.1. Effects of Resolutive Condition Verification. Upon verification of the Resolutive Condition, this Agreement may be terminated by any of the Parties, in which case the acts undertaken for purposes of Business Separation shall be reversed as if such acts have not been undertaken, and the Parties shall return to the respective status quo ante.

8.2. Termination. This Agreement may be terminated by CBD, at any time, before the Effective Spin-off Date, regardless of any motive or reason, upon notice submitted to Sendas, pursuant to Clause 9.1.

9. General Provisions

9.1. Notices. The notices, claims, requests, consents, approvals, statements, deliveries or other communications, under the terms of this Agreement, shall be deemed valid and effective if prepared in writing and delivered (a) in person (by means of protocol or confirmation of delivery); (b) by certified letter or courier service (upon confirmation of receipt and post service); or (c) by e-mail upon confirmation of delivery, to the following physical and electronic addresses:

Companhia Brasileira de Distribuição

C/O: CEO, with a copy to the Legal Chief Officer

Avenida Brigadeiro Luiz Antônio, 3142, Jardim Paulista, São Paulo/SP, Zip Code 01402-001

E-mail:

Sendas Distribuidora S.A.

C/O: CEO, with a copy to the Financial Chief Officer

Avenida Aricanduva, 5555 - Âncora "E", Central Administrativa Assaí (Shopping Interlar - Aricanduva), Vila Aricanduva, São Paulo/SP, Zip Code 03527-000

E-mail:

9.1.1. The delivery of any notice required under this Agreement may be waived by the Party to whom it is addressed. Any Party may change the address to which the communication shall be submitted, upon notice in writing to the other Party in accordance with Clause 9.1, provided that, in relation to this provision, the notice shall be deemed received solely upon recognition of such receipt by the receiving Party.

9.2. Specific Performance. The commitments and obligations assumed hereunder by each of the Parties are subject to specific performance, according to the Code of Civil Procedure, it being agreed that the establishment of damages will not constitute adequate and sufficient reparation. For this purpose, the Parties acknowledge that this Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument for all purposes of article part II, of the Code of Civil Procedure.

9.3. Entire Agreement. This Agreement and the other Transaction Documents comprise all understandings between the Parties in relation to the matters in connection with the Transaction Documents and shall prevail over all other express or implicit agreements, understandings, representations, statements and guarantees, orally or in writing, entered into between the Parties and the respective Affiliates, representatives and agents thereof with respect to the matters in connection with the Transaction Documents.

9.4. Waiver; Amendment. No waiver or termination of this Agreement or any of the terms or provisions hereof shall be binding on any of the Parties, unless confirmed in writing. No waiver by any of the Parties of any term or provision set forth in this Agreement or any default related to this instrument shall impact the rights of such Party, as from such date, to execute such term or provision or exercise any right or remedy in relation to any other default, whether similar or not. This Agreement may not be changed or amended except in writing and executed by all Parties.

9.5. Severability. In the event that one or more provisions of this Agreement are considered void, voidable, invalid or ineffective, the validity, legality and enforceability of the other provisions contained in this Agreement shall in no way be affected and/or impaired by such event, remaining in full force and effect, as if such void, voidable, invalid or ineffective provision was not present.

9.6. Successors and Assignors. This Agreement will bind the Parties and their respective successors and permitted assignors. None of the Parties may assign this Agreement or any of its rights and obligations hereunder, without the prior and express written consent of the other Parties.

9.7. Binding Effect. This Agreement is entered into in an irreversible and irrevocable basis, and constitutes legal, valid and binding obligations, to be enforceable and to inure to the benefit of the Parties and their respective successors and permitted assignors.

9.8. Assignment. The Parties shall not assign or transfer this Agreement, totally or partially, on any account, directly or indirectly, to any Third Party, without the previous consent in writing of the other Party.

9.9. Performance of the Agreement. Each of the Parties shall comply, and ensure the compliance by the respective Affiliates, associated companies, officers, directors, employees, representatives and agents, with all respective obligations, covenants and accords in connection with this Agreement and the other Transaction Documents, which shall be complied by such Affiliates, associated companies, officers, directors, employees, representatives and agents. For the purposes of this Clause, the Parties agree to timely inform the obligations, covenants and accords relating to the respective Affiliates, associated companies, officers, directors, employees, representatives and agents thereof.

9.10. Applicable Law. This Agreement shall be governed by and construed in accordance with the Laws of the Federative Republic of Brazil.

9.11. Dispute Resolution. In the event of any disputes, conflicts, issues or divergences of any nature (“Conflict”) in connection with this Agreement, which, after the Effective Spin-off Date, have not been resolved by the Transition Committee, the Parties shall undertake commercially reasonable efforts to resolve the Conflict. In order to do so, any of the Parties may notify the other Party of its desire to initiate the procedure set forth in this Clause from which the Parties shall initiate negotiations to resolve the Conflict amicably and in good faith (“Conflict Communication”). In the event the Parties are not able to achieve any resolution within thirty (30) consecutive days as from the delivery of the Conflict Communication by one Party to the other, the Conflict may be submitted to the Resolution Committee and/or mediation and/or directly to arbitration.

9.11.1. Resolution Committee. The Parties shall implement the Resolution Committee composed of six (6) members (“Resolution Committee”), out of which three (3) members indicated by each Party, including the CEO of each Party. No member of the Resolution Committee shall indicate an attorney-in-fact or substitute to attend to and/or vote for such member at the Resolution Committee’s meetings. The Resolution Committee shall meet whenever a Conflict is submitted, which frequency shall be defined by the Resolution Committee. The decisions undertaken by the Resolution Committee shall be subject to the approval of, at least, four (4) members, to which the Parties and respective Affiliates thereof shall be bound for all purposes and effects. In the event the resolution of any Conflict has not been approved by the Resolution Committee within forty-five (45) days as from the date the Conflict has been submitted to the Resolution Committee, the Parties may submit the Conflict to mediation or directly to arbitration in accordance with Clauses 9.11.2 and 9.11.3 below.

9.11.2. Non-Binding Mediation. Any Conflict not resolved in accordance with Clauses 9.11 or 9.11.1 above may be submitted to mediation, provided that jointly requested by the Parties before the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce – CAM-CCBC (“Mediation Chamber”), in accordance with the Mediation Regulation of the Mediation Chamber (“Mediation Regulation”), except for the modifications agreed between the Parties in this Clause. The mediation shall be conducted in the municipality of São Paulo, State of São Paulo, except if otherwise agreed by the Parties. The Parties shall, within twenty (20) days, jointly appoint a mediator. In the event the Parties are not able to achieve an agreement with respect to the mediator within such period, the mediator shall be appointed in conformity with the Mediation Regulation. The mediation set forth in this Clause shall be confidential, in the sense that none of the Parties shall disclose or authorize the disclosure of any information, evidence or document prepared by the other Party in the course of the mediation, as well as the existence, contents or decisions in connection with the mediation, without the previous consent in writing of the other Party, except for the exact extension required by the applicable Law in force, taking into account that, before any disclosure under the applicable Law in force, the disclosing Party shall, to the extent permitted by the applicable Law in force, notify the other Party with respect to such disclosure so that the respective Party is able to protect the related rights and interests. In the event the mediation has been conducted and the Conflict has not been resolved within sixty (60) days as from the request of the mediation before the Mediation Chamber, or within another term agreed by the Parties under the terms of the mediation, the Conflict may be submitted to arbitration, pursuant to Clause 9.11.3 below.

9.11.3. Arbitration. The arbitration shall be conducted in the City of São Paulo, State of São Paulo, before the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce – CAM-CCBC (“Arbitral Chamber”), in conformity with the rules established by the Arbitral Chamber and effective on the arbitration date (“Regulation of the Chamber”), taking into account eventual amendments to these rules, as jointly agreed between the Parties.

9.11.4. The arbitration shall be conducted by three arbitrators (“Arbitral Tribunal”). The claimant shall appoint an arbitrator and the respondent shall appoint an arbitrator in accordance with the Regulation of the Chamber. In the event there is more than one claimant, they should appoint only one arbitrator, jointly and by mutual agreement. In the event there is more than one defendant, they should appoint only one arbitrator, jointly and by mutual agreement. The two appointed arbitrators shall choose the third arbitrator, jointly and by mutual agreement. The third arbitrator shall chair the arbitration court.

9.11.5. Any omission, refusal, conflict, doubt or disagreement with respect to the appointment or selection of the arbitrators shall be resolved by the Arbitral Chamber.

9.11.6. 11.14.5. The language of the arbitration shall be Portuguese.

9.11.7. The Parties acknowledge that any one of them may need the granting of a preliminary injunction or of a provisional remedy by the Judiciary Branch before the constitution of the Arbitral Tribunal. Therefore, the advanced relief or preliminary injunction filed before the Judiciary Branch shall not be deemed incompatible with or represent a waiver of the provisions set forth in this Clause. Subsequently to the implementation of the Arbitral Tribunal, any preliminary injunction or advanced relief shall be exclusively filed before the Arbitral Tribunal.

9.11.8. The Parties elect the court of the City of São Paulo, State of São Paulo, to the exclusion of any other, however privileged it may be, exclusively for the purposes of (i) concession of preliminary injunctions or advanced reliefs, before the implementation of the Arbitral Tribunal; (ii) execution of the decisions ruled by the Arbitral Tribunal; (iii) execution of the arbitration; and (iv) other lawsuits expressly accepted by Law 9307, of September 23, 1996, as amended and in force.

9.11.9. The arbitration award shall be in writing, to which the Parties shall be ultimately bound, enforceable in conformity with the respective terms thereof, not subject to any decision by equity. The Parties acknowledge and agree that the award shall be considered a final resolution of the Conflict, and that they shall accept the award as the actual expression of their own decisions regarding such Conflict. The Arbitral Tribunal may grant any available and appropriate remedy in accordance with the Law governing this Agreement, including specific performance. The arbitration award shall consider the distribution of expenses, including reasonable attorney’s fees and expenses, based on the principles of defeated party’s fees, in the sense that each Party shall be responsible for the respective expenses incurred during the progress of the arbitration proceeding or, in the event the expenses cannot be attributed to a specific Party, such expenses shall be equally shared between the Parties.

[the remainder of the page was intentionally left in blank]

[page of signatures of the Separation and Other Covenants Agreement]

São Paulo, December 14, 2020.

/s/ Christophe José Hidalgo	/s/ Jorge Faiçal Filho
Christophe José Hidalgo	Jorge Faiçal Filho
Interim CEO, CFO and Investor Relations Officer	Chief Retail Officer

Companhia Brasileira de DistribuiÇÃo

/s/ Daniela Sabbag	/s/ Belmiro de Figueiredo Gomes
Daniela Sabbag	Belmiro de Figueiredo Gomes
CFO and Investor Relations Officer	CEO

Sendas Distribuidora S.A.

Witnesses:

1.	/s/ Geovani Diogo Jardim de Sousa	2.	Vanessa Borges Rezende
	Name: Geovani Diogo Jardim de Sousa		Name: Vanessa Borges Rezende
	ID: 49.433.380-7		ID: 34.864.975-7
	CPF: 435.826.438-75		CPF: 305.858.878-02

52